UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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220 NW SECOND AVENUE PORTLAND, OR 97209

April 19, 2010

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in Meeting Rooms F 150 and F 151 at the Oregon Convention Center, 777 NE Martin Luther King Jr. Blvd., Portland, Oregon, 97232 on Thursday, May 27, 2010, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon two proposals: (1) the election of four Class II directors for terms of three years; and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2010. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1 and 2.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement, a proxy card and an admission ticket for you and one guest to attend the meeting. Detailed information relating to NW Natural’s business activities and operating performance is contained in our 2009 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via internet, telephone or mail. Instructions regarding internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

/s/ Russell F. Tromley	/s/ Gregg S. Kantor
Russell F. Tromley	Gregg S. Kantor
Chairman of the Board	President and Chief Executive Officer

Oregon Convention Center

Interstate 5
N
I-5 Northbound off-ramp
First Ave.
First Ave.
OCC Parking Garage
Below Building
ENTER HERE
Exhibit Hall A1
Exhibit Hall A
Exhibit Hall E
Exhibit Hall D
Exhibit Hall C
Exhibit Hall B
Pre-function E
Pre-function D
Pre-Function A
Pre-Function C
Lobby A
Lobby B
Lobby C
Meeting Rooms A
Meeting Rooms B
Meeting Rooms C
Meeting Rms F
Kitchen
Ginkoberry Concourse
Bus/Taxi Zone
Holladay St.
Lloyd Blvd.
"MAX"-Metropolitan Area Rapid Transit-Public Transportation
Convention Center
MAX stop
777 NE MLK Jr. Blvd.
Portland, OR 97232
503-235-7575
Bus/Taxi Zone
Bus/Taxi Zone
Martin Luther King Jr. Blvd.
Hoyt St.
Irving St.
Oregon St.
Pacific St.

Directions to the Oregon Convention Center

From the south

- I - 5 / Pacific Hwy North toward Portland
- At exit 302A, take ramp right for Weidler St. toward Rose Quarter / Broadway
- Turn right onto NE Weidler St
- Turn right onto SR-99E / NE Martin Luther King Jr. Blvd., South
- Arrive at 777 NE Martin Luther King Jr. Blvd.
- Parking available in the garage below the building. Enter on First Avenue.

From the north

- I - 5 South
- At exit 302A, take ramp right toward Rose Quarter / City Center
- Bear right onto N Vancouver Ave, and then immediately turn left onto N Weidler
- Road name changes to NE Weidler St
- Turn right onto SR-99E / NE Martin Luther King Jr. Blvd., South
- Arrive at 777 NE Martin Luther King Jr. Blvd.
- Parking available in the garage below the building. Enter on First Avenue.

Meeting rooms: F 150 & 151

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 19, 2010

To our Shareholders:

The 2010 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in Meeting Rooms F 150 and F 151 at the Oregon Convention Center, 777 NE Martin Luther King Jr. Blvd., Portland, Oregon, 97232 on Thursday, May 27, 2010, at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect four Class II directors for terms of three years;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2010; and

3.	to transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a holder of record of NW Natural Common Stock at the close of business on April 7, 2010, the record date set for the annual meeting, you will be entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding internet and telephone voting also are included in the enclosed proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2010

This proxy statement and our 2009 Annual Report are available on our website at www.nwnatural.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating and returning the enclosed proxy card, or by granting a proxy by the internet or telephone in accordance with the instructions in the enclosed proxy card, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

/s/ MardiLyn Saathoff

MardiLyn Saathoff
Chief Governance Officer, Deputy General Counsel and Corporate Secretary

PROXY STATEMENT

NORTHWEST NATURAL GAS COMPANY

April 19, 2010

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2010

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company (NW Natural) is soliciting the proxies of all holders of NW Natural Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in Meeting Rooms F 150 and F 151 at the Oregon Convention Center, 777 NE Martin Luther King Jr. Blvd., Portland, Oregon, 97232 on Thursday, May 27, 2010, at 2:00 p.m. Pacific Daylight Time. We request that you sign and return the enclosed proxy promptly. Alternatively, you may grant your proxy by the internet or telephone.

NW Natural’s Annual Report for the fiscal year ended December 31, 2009, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card, commencing April 19, 2010.

The close of business on April 7, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy even if you do attend the meeting. If you are a registered shareholder, you may vote by internet, telephone or mail, or you may vote your shares in person at the meeting. To vote:

By internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 26, 2010.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 26, 2010.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1 and 2, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.
•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Broadridge Investor Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

You may revoke your proxy at any time before the proxy is exercised: (1) by delivering a written notice of revocation; (2) by filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) by voting after the date of the proxy by the internet or telephone; or (4) by attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to:

Northwest Natural Gas Company

220 NW Second Avenue

Portland, OR 97209

Attention: Corporate Secretary

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy. If you want to vote those shares in person at the annual meeting, you must bring a signed proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 26,563,978 shares of Common Stock outstanding on April 1, 2010 were held by 7,320 shareholders residing in 50 states, the District of Columbia and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 7, 2010 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

A majority of the shares of Common Stock outstanding at the close of business on April 7, 2010 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by the internet or telephone as described above.

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring evidence to the meeting that you owned NW Natural Common Stock as of the record date, April 7, 2010, and we will provide you with an admission ticket. If you receive your annual meeting materials electronically and wish to attend the meeting, please follow the instructions provided on-line for attendance. A form of government-issued photograph identification will be required for both you and your guest to enter the meeting. To permit as many shareholders as possible to participate, only shareholders or their valid proxy holders may submit questions at the meeting. Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation provide that the Board of Directors be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 11.

Our Chairman of the Board, Mr. Russell F. Tromley, will chair the 2010 Annual Shareholders Meeting. In February 2010, the Board reappointed Mr. Tromley as Chair of the Board of Directors, and extended his term pursuant to its authority under NW Natural’s bylaws and its Corporate Governance Standards. Mr. Tromley has been a director since 1994 and during that time has served on various committees. Currently, Mr. Tromley serves as Chair of the Governance Committee and as a member of the Audit Committee and the Organization and Executive Compensation Committee. Mr. Tromley became Chairman of the Board in 2008. See “Corporate Governance Standards,” below.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class II directors expires with this year’s Annual Meeting. Ms. Jane L. Peverett and Messrs. Tod R. Hamachek, Kenneth Thrasher and Russell F. Tromley are nominees for election to the Board as Class II directors to serve until the 2013 Annual Meeting or until their successors have been duly qualified and elected. Ms. Peverett was elected to the Board as a Class II director on July 27, 2007 and reelected by the shareholders for the remainder of the Class II term at the 2008 Annual Meeting. Messrs. Hamachek, Thrasher and Tromley were elected by the shareholders at the 2007 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the four nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

The Board of Directors recommends the election of the nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

Set forth below is information with respect to the nominees and continuing directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as a NW Natural director, the committees on which they currently serve and their age.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class II

(For a Term ending in 2013)

Tod R. Hamachek

Former Chairman and Chief Executive Officer, Penwest Pharmaceuticals Company, Seattle, Washington

Age: 64

Director since: 1986

Board Committees: Audit, Governance, Strategic Planning (Chair)

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, is located in Danbury, Connecticut and is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek is a member of the board of directors of Virginia Mason Medical Center and Virginia Mason Hospital System in Seattle, Washington and The Sun Valley Center for The Arts and The Humanities in Ketchum, Idaho. He is a graduate of Williams College and Harvard Business School.

Mr. Hamachek is our longest-serving director, and he brings to the NW Natural Board a broad array of institutional knowledge and historical perspective. Mr. Hamachek has served on our board for more than 23 years, and has participated in a variety of our principal standing committees. Drawing on his experience as an executive and director of Penwest Pharmaceuticals Company and an executive of Penford Corporation along with his other professional experiences, Mr. Hamachek is able to provide important insights to our management and other directors on subjects ranging from corporate governance and corporate strategy to management oversight on large project development, public company operations, acquisitions, executive compensation, and media and government relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Jane L. Peverett

Former President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 51

Director since: 2007

Board Committees: Audit, Organization and Executive Compensation, Strategic Planning

From 2005 to January 2009, Ms. Peverett served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Union Gas Limited of Toronto, Ontario, including serving as its President and Chief Executive Officer between 2001 and 2003. Ms. Peverett serves on the board of directors of Canadian Imperial Bank of Commerce (CIBC), EnCana Corporation, BCTC, AEGIS, British Columbia Ferry Services Inc. and B.C. Ferry Authority. Ms. Peverett also serves on the board of directors of the Canadian Electricity Association and the United Way of Lower Mainland. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

Ms. Peverett’s extensive senior management experience at Union Gas Limited of Toronto, Ontario, a natural gas distribution, storage and transmission company, and her board experience at EnCana Corporation, one of the largest natural gas suppliers in North America, as well as her senior management and board experience at BCTC, the entity responsible for managing British Columbia’s publicly-owned electrical transmission system, positions her to advise management on a wide range of natural gas and energy industry specific strategic and regulatory matters as well as large project development, and other business matters. In addition, Ms. Peverett’s other board experience, including as a member of the audit committee of CIBC, a leading North American financial institution with almost 11 million personal banking and business customers, and EnCana Corporation enable her to provide effective oversight of management and insight into a wide variety of corporate governance and financial matters. Ms. Peverett also has extensive knowledge of and training in finance and accounting matters, which strengthens the Board’s collective knowledge, capabilities and experience.

Kenneth Thrasher

Chairman of the Board, Alternative Legal Solutions, Inc. (dba Compli), Portland, Oregon

Age: 60

Director since: 2005

Board Committees: Audit, Organization and Executive Compensation, Public Affairs and Environmental Policy (Chair)

Mr. Thrasher served as Chairman and Chief Executive Officer of Alternative Legal Solutions, Inc. (dba Compli), a software solution provider for management of compliance in employment, regulatory, environmental, health and safety, and corporate governance practices from 2002 through December 2009, when he relinquished his position as Chief Executive Officer and continued to serve as Chairman of the Board. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001, as Executive Vice President and Chief Administrative

Officer from 1997 to 1999, and as Senior Vice President and Chief Financial Officer from 1987 to 1997. Mr. Thrasher serves on the boards of directors of Compli, The Jensen Fund, Friends of the Children, Oregon Mentors, the Children’s Institute, Innovation Partnership, the Portland State University Foundation, the Leaders Roundtable, the OSU College of Education Advisory Board, and is a senior director on the Oregon Business Council. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University. During 2008 and eight years prior he served as a member of the board of directors for the Oregon Coast Aquarium, for which his term expired on October 25, 2008.

Mr. Thrasher brings to the NW Natural Board a wide range of leadership experiences in both the public and private sectors. Mr. Thrasher’s service as an executive at Fred Meyer, Inc. positions him to provide oversight of management on a wide variety of strategic, financial, and public company matters, including, but not limited to, large project development and acquisitions. Mr. Thrasher’s service as an executive and board member of Compli enables him to advise management on matters of compliance, regulation, human capital management, executive compensation and corporate governance. Mr. Thrasher’s other professional experiences, particularly his community and government related experience, provide insight with respect to government, community and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Russell F. Tromley

Chairman of the Board of NW Natural; Chairman and Chief Executive Officer, Tromley Industrial Holdings, Inc., Tualatin, Oregon

Age: 70

Director since: 1994

Board Committees: Audit, Governance (Chair), Organization and Executive Compensation

Mr. Tromley became Chairman and Chief Executive Officer of Tromley Industrial Holdings, Inc. in 2005 after having served as President and Chief Executive Officer since the company’s formation in 1990. Tromley Industrial Holdings is involved in the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for the Oregon State Bar Association. He was a founding director of The Bank of the Northwest, and served on the advisory board of Pacific Northwest Bank of Oregon and as a director emeritus of the Western Golf Association. Mr. Tromley attended the University of Washington and Harvard Business School.

With nearly 16 years on NW Natural’s Board, Mr. Tromley has developed an in-depth knowledge and understanding of our business, and is able to devote considerable attention to the Company. Mr. Tromley provides expertise in gas storage projects, energy industry matters and governmental relations. Mr. Tromley’s service as Chairman and Chief Executive Officer of Tromley Industrial Holdings and his tenure as director of The Bank of the Northwest and advisory board member of Pacific Northwest Bank of Oregon positions Mr. Tromley to provide important insight to the Board and management regarding matters of finance, regulation, acquisitions, diversity, executive compensation, environmental matters and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2012)

Timothy P. Boyle

President and Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon

Age: 60

Director since: 2003

Board Committees: Public Affairs and Environmental Policy, Strategic Planning

Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company, Craft Brewers Alliance Inc. and Freshwater Trust and is a trustee of Reed College, the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization. He also is a past trustee of the University of Oregon Foundation and Vice Chairman of its capital campaign committee. He earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mr. Boyle’s professional experiences, including his service as President and Chief Executive Officer and member of the board of directors of Columbia Sportswear Company and his service as a director of Craft Brewers Alliance, Inc., as well as his prior service on the NW Natural Board, and his community and public service, enable Mr. Boyle to provide valuable insight to the Board and management regarding public company operations, acquisitions, human capital management, executive compensation, investor and media relations, government relations, and growth and strategic direction, all of which strengthen the Board’s collective knowledge capabilities and experience.

Mark S. Dodson Former Chief Executive Officer, NW Natural, Portland, Oregon Age: 65 Director since: 2003 Board Committees: Public Affairs and Environmental Policy, Strategic Planning

Mr. Dodson served as President and Chief Executive Officer of NW Natural from January 1, 2003 to April 30, 2007 when he relinquished his position as President and continued to serve as Chief Executive Officer until his retirement on December 31, 2008. From 2001 to January 2003, Mr. Dodson served as President, Chief Operating Officer and General Counsel of NW Natural. Mr. Dodson joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson previously served as a director of the American Gas Association and the Oregon Business Council. Mr. Dodson currently serves on the board of directors of Medical Teams International and, until May 2010, the Energy Insurance Mutual. He also has worked on affordable housing issues as a board member and Chairman of the Neighborhood Partnership Fund. Mr. Dodson was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education. He headed the Oregon Governor’s Task Force on Scholarship and Student Aid. He is also a trustee on the board of the Nature Conservancy. He earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Mr. Dodson brings a seasoned perspective and comprehensive knowledge of the natural gas industry to our Board. Mr. Dodson’s 11 years of service at NW Natural, including six years as Chief Executive Officer and seven years as a member of the Board of Directors, combined with a 17-year career as a regulatory attorney at a Portland law firm, allow Mr. Dodson to contribute substantial expertise to NW Natural’s Board and management. Mr. Dodson’s professional experiences enable him to provide insight on a wide variety of matters affecting NW Natural, including, but not limited to: local, state and federal regulatory matters; large project development; gas storage projects; large pipeline projects; acquisitions; public company matters; human capital management; executive compensation; investor, media and government relations; legal matters; environmental issues; and strategic direction. Mr. Dodson’s many years of experience serving NW Natural and his prior years serving as an outside legal advisor to NW Natural strengthen the Board’s collective knowledge, capabilities and experience.

George J. Puentes Former President, Don Pancho Authentic Mexican Foods, Inc., Salem, Oregon Age: 62 Director since: 2007 Board Committees: Finance, Public Affairs and Environmental Policy

Mr. Puentes served as President of Don Pancho Authentic Mexican Foods, Inc., a manufacturer of tortillas and other foods, which he founded in Salem, Oregon in 1979, until December 2009, and is now an Advisor to the President of Don Pancho Authentic Mexican Foods. Mr. Puentes serves as a trustee of the Meyer Memorial Trust and a Director of Standard Insurance Company. In the last five years, Mr. Puentes served on the board of directors of the Federal Reserve Bank of San Francisco, Portland branch and Regence Blue Cross/Blue Shield. Mr. Puentes earned a Bachelor of Science degree in business management from San Jose State University.

Mr. Puentes’ extensive experience as founder and President of Don Pancho Authentic Mexican Foods, Inc., beginning in 1979, enables him to bring a broad range of executive experience to the NW Natural Board, including, but not limited to, human capital management, diversity, executive compensation, governmental and community relations, and environmental issues. In addition, Mr. Puentes’ experience on the Federal Reserve Bank of San Francisco, Portland branch and Regence Blue Cross/Blue Shield allow him to provide insights to management related to regulatory issues, acquisitions, growth strategy, strategic direction and change management, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Class III

(Term ending in 2011)

Martha L. “Stormy” Byorum Senior Managing Director, Stephens Cori Capital Advisors, New York, New York Age: 61 Director since: 2004 Board Committees: Audit, Finance (Chair)

In January 2005, Ms. Byorum became Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm founded in 1933. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P) in 2003. VB&P was the leading independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group with global responsibilities. A graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania, she is a Life Trustee of Amherst College, a Trustee Emeritus of the Folger Shakespeare Library and M&F Worldwide Corp., a publicly-traded holding company operating four businesses and, until May 2010, a board member of Aeterna-Zentaris Laboratories, Inc., a publicly-traded biopharmaceutical company.

Ms. Byorum brings to the NW Natural Board more than 35 years of extensive experience in investment banking and public and private finance. Her multiple executive leadership positions at Stephens Cori Capital Advisors, Cori Investment Advisors, LLC, VB&P and Citibank position her to advise NW Natural on a wide range of financial, strategic and governance matters. Ms. Byorum’s experience also allows her to provide insights in areas including, but not limited to, acquisitions, human capital management and diversity, and investor and media relations. Ms. Byorum’s service on other boards, including Aeterna-Zentaris Laboratories, Inc. and M&F Worldwide Corp., enables her to provide effective oversight of management and insight into a wide variety of public company operations and governance matters. Ms. Byorum’s extensive finance and banking experience strengthens the Board’s collective knowledge, capabilities and experience.

John D. Carter Chairman of the Board, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 64 Director since: 2002 Board Committees: Audit (Chair), Finance, Governance

Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc. from May 2005 to December 2008 when he was appointed Chairman of the Board. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is Chairman of the Board of Schnitzer Steel Industries, and a director of FLIR Systems, Inc., and privately-owned Kuni Automotive in the U.S. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, served as a director of Cross London Rail Links, Ltd. Mr. Carter also serves as a Trustee of the Nature Conservancy of Oregon. He is a graduate of Stanford University and Harvard Law School.

Mr. Carter brings to the NW Natural Board a broad array of executive, leadership and board service experiences that contribute to the Board’s governance of the Company. Mr. Carter’s extensive executive senior management experiences including at Bechtel and as Chief Executive Officer of Schnitzer Steel Industries and his other board service, including as Chairman of the Board of Schnitzer Steel Industries, and a director of FLIR Systems, Inc. and Kuni Automotive, enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters, including, but not limited to, experience in large project development, acquisitions, human capital management, executive compensation, media and governmental relations, growth orientation, change management, and strategic direction. In addition, Mr. Carter’s tenure as General Counsel of Bechtel Group, Inc. and prior experience as a partner in a San Francisco law firm brings to the Board substantial legal and governance expertise. Mr. Carter also has extensive knowledge of finance and accounting matters, as a result of which, the Board has determined that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Carter’s multifaceted skill set and professional experiences strengthen the Board’s collective knowledge, capabilities and experience.

C. Scott Gibson

President, Gibson Enterprises, Portland, Oregon

Age: 57

Director since: 2002

Board Committees: Governance, Organization and Executive Compensation (Chair), Public Affairs and Environmental Policy

Mr. Gibson has been President of Gibson Enterprises, a venture capital firm, since its formation in 1992. In 1983, Mr. Gibson co-founded Sequent Computer Systems and served as its President from 1988 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as Chairman of the Board of Radisys Corporation and as a director of TriQuint Semiconductor, Pixelworks and Verigy Pte. In the past five years, Mr. Gibson served as director of Electroglas, Inc. He also serves as a member of the Board of Trustees of the Oregon Community Foundation and the Franklin W. Olin College of Engineering. Until 2009, Mr. Gibson was Vice Chair of the Oregon Health and Science University governing board. Mr. Gibson earned a Bachelor of Science degree in Electrical Engineering and a Masters in Business degree from the University of Illinois.

Mr. Gibson brings to the NW Natural Board extensive experience as a director of publicly-traded companies, including Radisys, TriQuint Semiconductor, Pixelworks and Verigy Pte. He

is a professional public company and non-profit board member dedicating all his work hours to the boards and companies on which he serves. Based on this experience and other professional experiences, Mr. Gibson is able to deliver important insights to our management and other directors on subjects ranging from management oversight to growth orientation, change management and strategic direction. In particular, Mr. Gibson’s past or present service as audit committee member of Radisys Corporation, TriQuint Semiconductor, Pixelworks and Verigy Pte. highlight Mr. Gibson’s substantial experience in finance and accounting matters and position Mr. Gibson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Additionally, Mr. Gibson’s prior and current service on the compensation committees of Radisys Corporation, TriQuint Semiconductor, Pixelworks, Electroglas, Inc. and Verigy Pte., enable him to substantially contribute to Board matters involving executive compensation, human capital management, and general corporate governance. Mr. Gibson’s broad and varied public company leadership service strengthens the Board’s collective knowledge, capabilities and experience.

Gregg S. Kantor President and Chief Executive Officer, NW Natural, Portland, Oregon Age: 52 Director since: 2008 Board Committees: None

Mr. Kantor became President and Chief Executive Officer of NW Natural on January 1, 2009. Previously, Mr. Kantor served as President and Chief Operating Officer of NW Natural from May 2007 to December 2008, and as Executive Vice President from December 2006 to April 2007. He also served as Senior Vice President of Public and Regulatory Affairs from 2003 to 2006, as Vice President of Public Affairs and Communications from 1998 to 2003, and as Director of Public Affairs and Communications from 1996 to 1998. Mr. Kantor is a member of the Oregon Global Warming Commission and Oregon Energy Planning Council, and a board member of the Oregon Business Council, the Portland Business Alliance and the Leaders Roundtable. Mr. Kantor earned a Bachelor of Arts in Geography and Environmental Studies from the University of California at Santa Barbara and a Masters of Urban Planning from the University of Oregon.

Mr. Kantor serves a key leadership role on the NW Natural Board and provides the Board with in-depth knowledge of each area of NW Natural’s business, the energy industry generally, and the Company’s challenges and opportunities. Mr. Kantor acts as the principal intermediary between management and the independent directors of our Board, and communicates to the Board management’s perspective on important matters brought before the Board. Mr. Kantor’s 13 years with NW Natural enable him to bring to the Board a comprehensive understanding of the Company’s business operations as well as the energy industry generally. Mr. Kantor’s service on local business, educational and charitable boards provide an important connection between NW Natural and the communities it serves. Additionally, Mr. Kantor’s extensive experience in public affairs and communications contributes to the Board important perspectives on governmental and regulatory relations and advocacy, and community and media relations. Mr. Kantor’s combined professional skills and insights from his position as President and Chief Executive Officer strengthen the Board’s collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2009, all of our directors attended the Annual Meeting of Shareholders.

During 2009, there were six meetings of our Board, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the aggregate meetings of our Board and Committees on which he or she served, other than Mr. Boyle who attended 69 percent.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, amended as of July 23, 2009, are available on our website at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies NW Natural’s Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually, the Board determines whether each director meets the criteria of independence. In February 2010, the Board determined that nine of the 11 directors met the independence criteria. They are directors Boyle, Byorum, Carter, Gibson, Hamachek, Peverett, Puentes, Thrasher and Tromley.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee did not use a third party to assist in finding candidates. The Governance Committee, with recommendations and input from the Chairman of the Board, the CEO and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of NW Natural, the existing and prospective business environment faced by NW Natural and the long-term interests of shareholders. Such director candidates must be able to make a significant contribution to the governance of NW Natural by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by our incumbent directors. In addition, the Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. In conducting its assessment, the Governance Committee considers a variety of criteria, including the following:

•	Integrity. Directors should have proven integrity and be of the highest ethical character and share NW Natural’s values.

•	Reputation. Directors should have reputations, both personal and professional, consistent with NW Natural’s image and reputation.

•	Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

•	Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and Board operations.

•	Experience. Directors should be or have been in a generally recognized position of leadership in the nominee’s field of endeavor and have a proven track record of excellence in their field.

•	Maturity. Directors should value Board and team performance over individual performance, possess respect for others and facilitate superior Board performance.

•

Commitment. Directors should be able and willing to devote the required amount of time to NW Natural’s affairs, including preparing for and attending meetings of the Board and its Committees, and should not be over-committed by service on multiple other boards. Directors should be actively involved in the Board and its decision-making.

•

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as: accounting, finance, government relations, technology, management, compensation, crisis management, strategic planning and industry knowledge.

•

Diversity. Directors should be selected so that the Board of Directors is a diverse body. “Diversity” in this context includes considerations of geographic location, gender, race and professional background.

•	Age. The Board’s retirement age is 70, unless otherwise determined by the Board. As such, directors must be able, and should be committed, to serve on the Board for an extended period of time.

•

Independence. Directors should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all NW Natural’s shareholders and to fulfill the responsibilities of a director.

•	Ownership stake. Directors should be committed to having a meaningful, long-term equity ownership stake in NW Natural and be willing to comply with our stock ownership guidelines.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Diversity

As indicated above, NW Natural’s Director Selection Criteria includes a consideration of diversity in its evaluation of candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, geographic location, race and gender are important considerations in Board composition. The Governance Committee discusses diversity considerations in connection with each director candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, the Governance Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the Governance Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The Governance Committee believes that, as a group, the nominees contribute to the Board’s diverse range of backgrounds, experiences and perspectives.

Board Leadership Structure and Role in Risk Oversight

The current Board leadership structure separates the role of Chairman and CEO and the role has been separate since 2003. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and Chief Executive Officer (CEO) role is determined on the basis of what the Board considers to be best for NW Natural at any given point in time. The independent Chair of the Board meets regularly with the CEO and the Corporate Secretary to discuss appropriate business to come before the Board and its Committees and actively recommends agenda items for the Board and Committee meetings. NW Natural’s Board is structured to promote independence. All but two members of the Board are independent directors. The independent directors of the Board meet regularly in executive sessions at which only the independent directors are present. Under NW Natural’s bylaws, the Governance Committee, Audit Committee and Organization and Executive Compensation Committee (OECC) must be composed entirely of independent directors. All committees have an independent chair that works with the executive officer primarily responsible for work with that committee, and the Corporate Secretary, to discuss appropriate business to come before the committee and to recommend agenda items for that committee. The Board of Directors believes its leadership structure provides for sufficient independence between the Board and management.

The Governance Committee and the Board annually review the Corporate Governance Standards, which can be accessed electronically in the “Corporate Governance” section of NW Natural’s website at www.nwnatural.com and the performance of the Board is reviewed annually by the members of the Board. The Corporate Governance Standards describe the Board’s primary responsibilities, which include oversight of NW Natural’s mission, and key programs that enable the Board to assess and manage material risks, including ethics, strategic planning, financial performance, compensation and CEO succession.

NW Natural’s Board also manages the Company’s enterprise risk oversight responsibility through the independent Audit Committee, which regularly reports to the full Board. Under the terms of its charter, the Audit Committee’s duties include responsibility for oversight of the independent auditor, internal audit, and all financial reporting including NW Natural’s system for review and treatment of complaints, as well as oversight of the Company’s annual enterprise risk management assessment process. In fulfilling its risk oversight function, the Audit Committee periodically and as needed discusses key risks with NW Natural’s chief financial officer, legal counsel, internal auditors, and with its independent registered public accounting firm. The Audit Committee also reviews NW Natural’s quarterly financial filings, including the disclosure of NW Natural’s risk factors. The Board of Directors believes there is sufficient opportunity for independent directors to offer critical review of management within this oversight and these processes.

In addition, NW Natural’s Board also manages its executive compensation oversight risk responsibility through the independent OECC, which regularly reports to the full Board. Under the terms of its charter, the OECC is responsible for overseeing the Company’s executive compensation programs and plans to ensure consistency with corporate objectives and its compensation philosophy. In fulfilling its compensation risk oversight function, the OECC discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, promote retention of valuable executives, and disincent inappropriate risk-taking. For additional information regarding this Committee, see “Executive Compensation—Compensation Discussion and Analysis—Overview—Organization and Executive Compensation Committee,” below.

Committees

There are six standing Committees of the Board: Audit, Finance, Governance, Organization and Executive Compensation, Public Affairs and Environmental Policy, and Strategic Planning. Each of the Committees operates according to a formal written charter, all of which are reviewed annually and are available on our website at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate, and each committee has the opportunity to meet in executive session with non-management directors at the end of each committee meeting.

Audit Committee

The Audit Committee is composed of directors Byorum, Carter, Hamachek, Peverett, Thrasher and Tromley, each of whom is an independent director as defined under current NYSE listing standards and NW Natural’s Director Independence Standards. Based on its review of relevant information, the Board has determined that Mr. Carter is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules. Mr. Carter serves as Chair of the Committee and was appointed to that position in May 2005.

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal control, auditing, and NW Natural’s Enterprise Risk Management process. The Audit Committee is also responsible for the appointment, compensation, oversight and review of the independent registered public accounting firm, and reviews the audit findings and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below. The Audit Committee reports regularly to the Board. The Audit Committee held eight meetings during 2009. Mr. Carter presides at all executive sessions of the Audit Committee in which he is in attendance.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to NW Natural’s financing programs, financial policy matters and material regulatory issues. The Finance Committee is composed of directors Byorum, Carter and Puentes. Ms. Byorum was appointed Chair of the Committee in May 2008. Ms. Byorum presides at all executive sessions of the Finance Committee in which she is in attendance. The Finance Committee held three meetings in 2009.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, establishes criteria for Board and Committee membership and policies that govern the Board’s activities, including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the Organization and Executive Compensation Committee, considers CEO succession plans. This Committee is composed of directors Carter, Gibson, Hamachek and Tromley, each of whom is an independent director as defined under current NYSE listing standards and NW Natural’s Director Independence Standards. The Governance Committee held six meetings in 2009. Mr. Tromley was appointed chair of the Committee in May 2008 and he presides at all executive sessions of the Governance Committee and executive sessions of the non-management directors of the Board in which he is in attendance.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee reviews the performance of the CEO and other executive officers, makes recommendations to the Board relating to executive compensation programs and benefit plans, and monitors risks related to such programs and plans. The Committee oversees the administration of the Restated Stock Option Plan, the Long-Term Incentive Plan, the Executive Deferred Compensation Plan, the Executive Annual Incentive Plan, the Directors Deferred Compensation Plan and the Deferred Compensation Plan for Directors and Executives. This Committee also makes recommendations to the Board regarding Board compensation, and organization and executive succession matters. The Committee is composed of directors Gibson, Peverett, Thrasher and Tromley, each of whom is an independent director as defined under current NYSE listing standards and NW Natural’s Director Independence Standards. Each member of this Committee also meets the criteria for a “non-employee director” under applicable SEC rules and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). Mr. Gibson was appointed Chair of the Committee in May 2008 and he presides at all executive sessions of the Organization and Executive Compensation Committee in which he is in attendance. The Committee held four meetings in 2009. For additional information regarding this Committee, see “Executive Compensation—Compensation Discussion and Analysis—Overview—Organization and Executive Compensation Committee,” below.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews NW Natural’s policies and practices relating to significant public and political issues that may impact our business operations, financial performance or public image. The Committee oversees our programs and policies relating to civic, charitable and community affairs, safety, and equal employment opportunities. The Committee also reviews and recommends to the Board appropriate environmental policies and informs the Board concerning the status of our compliance with environmental regulations. The Committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship. The Committee is composed of directors Boyle, Dodson, Gibson, Puentes and Thrasher. Mr. Thrasher serves as Chair of the Committee and was appointed to that position in May 2008 and he presides at all executive sessions of the Public Affairs and Environmental Policy Committee in which he is in attendance. The Public Affairs and Environmental Policy Committee held three meetings in 2009.

Strategic Planning Committee

The Strategic Planning Committee is responsible for reviewing and making recommendations to the Board regarding NW Natural’s long-term strategic goals, objectives and plans for the purpose of creating and maintaining long-term shareholder value. The Committee is composed of directors Boyle, Dodson, Hamachek and Peverett. Mr. Hamachek serves as Chair of the Committee and was appointed to that position in May 2008. Mr. Hamachek presides at all executive sessions of the Strategic Planning Committee in which he is in attendance. The Strategic Planning Committee held four meetings in 2009.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that provide NW Natural and its Board of Directors with guidelines designed to ensure that business is conducted with the highest level of integrity. The Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended as of July 23, 2009, are available on our website at www.nwnatural.com and are available in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following guidelines:

•	A substantial majority of the Board should be independent as determined annually by the Board in accordance with NW Natural’s Director Independence Standards.

•

The Governance Committee, the Audit Committee and the Organization and Executive Compensation Committee consist entirely of independent directors, as that term is defined by NYSE listing standards and NW Natural’s Director Independence Standards.

•	The Governance Committee recommends director nominees to the full Board in accordance with the Director Selection Criteria.

•	Unless otherwise determined by the Board, directors must retire from the Board at the first annual meeting of shareholders after reaching age 70. See “Proposal 1—Election of Directors,” above.

•	The Board and Committee structure and function, including expectations for meeting attendance and preparation.

•	Open and complete director access to NW Natural’s senior management and Board and Committee access to independent counsel, accountants or other advisors, as appropriate.

•

Annual assessment of the performance and effectiveness of the Board, including Board Committees, as managed by the Governance Committee and reviewed by the full Board for discussion. In addition, the Governance Committee annually conducts peer reviews of directors prior to the end of their term of office.

•	Annually the Board reviews and approves the strategic plan and one-year capital expenditure plans.

•	The Governance Committee recommends Committee members for appointment by the Board and Committee membership is periodically rotated.

•	The Board provides an opportunity for an executive session of non-management directors at the end of each Board meeting; the Chair of the Board presides at these executive sessions.

•

The CEO reports at least annually to the Board regarding succession planning and management development. The Organization and Executive Compensation Committee is responsible for planning for succession and submitting its recommendations to the Board of Directors with respect to CEO selection, and is responsible, in consultation with the Governance Committee, for selecting the Chief Executive Officer.

•

The Organization and Executive Compensation Committee recommends to the Board reasonable director compensation. Directors who are also employees of NW Natural receive no additional compensation for their service as directors.

•

Stock ownership guidelines for directors that provide for ownership of NW Natural shares, including shares credited to the directors’ deferred compensation accounts valued at the lesser of $300,000 or five times a director’s annual retainer fee.

•	Stock ownership guidelines for executives. See “Executive Compensation Discussion and Analysis—Stock Ownership Guidelines,” below.

•	Director orientation and continuing education expectations to familiarize and enable directors to develop and maintain skills necessary or appropriate for the performance of their duties.

•	Incentive compensation plans link pay to measured financial and other goals set in advance by the Board.

The Code of Ethics and Financial Code of Ethics policies, both of which, together with any amendments, are available on our website at www.nwnatural.com. Copies are also available in print to any shareholder who requests a copy. In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o Corporate Secretary, 220 NW Second Avenue, Portland OR 97209. Employees and other third parties may also submit concerns anonymously pursuant to the Code of Ethics’ hotline, 1-866-546-3696, also located at our internal website. Our Director of Internal Audit handles matters reported on the internal hotline in coordination with our Chief Compliance Officer and regularly reports to the Audit Committee on hotline activity.

The Corporate Secretary will refer concerns that come directly before the Corporate Secretary relating to accounting, financial reporting, internal accounting controls or auditing matters to the chair of the Audit Committee, and other concerns to the chair of the Governance Committee as appropriate. The Corporate Secretary regularly reports to the Governance Committee regarding concerns submitted to the non-management directors of NW Natural.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file initial reports of ownership and changes in ownership of NW Natural Common Stock with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe that all directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy on the review of related person transactions (Transactions with Related Persons Policy) specifying that certain transactions involving directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant, and are of the type required to be reported as a related person transaction under Item 404(a) of SEC Regulation S-K, shall be reviewed by the Audit Committee. Pursuant to its charter, the Audit Committee is responsible for reviewing related person transactions.

Under the Transactions with Related Persons Policy, the Audit Committee reviews the material facts and circumstances of any transaction that may require reporting under Item 404(a) of SEC Regulation S-K to determine: (i) whether or not the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (ii) whether or not the transaction is otherwise in the best interest of the Company. Upon review of a transaction, the Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. In the event the Audit Committee is not otherwise convening, the transaction may be approved or ratified by the majority of disinterested members of the Board of Directors. We are not aware of any transactions entered into during the last fiscal year that did not follow the procedures outlined in the policy.

Compensation to Spouse of a Named Executive Officer

Ted Smart, the husband of Lea Anne Doolittle, Senior Vice President, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring, promotion or compensation. Cash compensation paid to Mr. Smart in 2009 was approximately $130,000 and is expected to be approximately $140,000 in 2010. Mr. Smart reports to David H. Anderson, Senior Vice President and Chief Financial Officer. Compensation paid to Mr. Smart is reviewed periodically by the Audit Committee in accordance with our Transactions with Related Persons Policy.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of NW Natural on December 31, 2009 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	2,065,750	[1]	7.79%
40 East 52nd Street New York, NY 10022

State Street Corporation	1,336,861	[2]	5.04%
One Lincoln Street Boston, MA 02111

[1]

Based on information set forth in Schedule 13G filed January 29, 2010, with the SEC by BlackRock, Inc. The reporting group has sole voting power and sole dispositive power as to the total amount of beneficial ownership.

[2]	Based on information set forth in Form 13F filed February 16, 2010 with the SEC by State Street Corporation. The reporting group has sole voting power as to the total amount of beneficial ownership.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s Common Stock as of December 31, 2009 by all directors and nominees, each of the Named Executive Officers named in the Summary Compensation Table below and all directors and executive officers as a group. Options that are not exercisable, shares held in deferred compensation accounts that are not scheduled to be distributed, and other rights to acquire NW Natural Common Stock that are not vested, in each case within 60 days of December 31, 2009, are not included in the table, but are included in the footnotes below.

Name of Beneficial Owner	Number of Shares[1]		Percent of Outstanding Common Stock
Officers
Gregg S. Kantor (also a director)	45,748	[2]	*
David H. Anderson	61,414	[3]	*
Lea Anne Doolittle	22,143	[4]	*
J. Keith White	14,989	[5]	*
Margaret D. Kirkpatrick	22,511	[6]	*
Directors
Timothy P. Boyle	12,652	[7]	*
Martha L. “Stormy” Byorum	7,096	[8]	*
John D. Carter	32,429	[9]	*
Mark S. Dodson	97,014	[10]	*
C. Scott Gibson	2,574	[11]	*
Tod R. Hamachek	7,003	[12]	*
Jane L. Peverett	5,422	[13]	*
George J. Puentes	5,222	[14]	*
Kenneth Thrasher	7,500	[15]	*
Russell F. Tromley	7,472	[16]	*
All directors and officers as a group (20 in number)	416,419	[17]	1.6	†

*	The total for each individual is less than 1.0 percent.
†

Based on the total number of shares beneficially owned on December 31, 2009 (including shares owned as of December 31, 2009, options exercisable within 60 days after December 31, 2009 and shares held in deferred compensation accounts that would be received by directors and officers within 60 days of December 31, 2009, if the director or officer ceased service with NW Natural on that date).

[1]

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Shares under the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) that would be received by directors and Named Executive Officers within 60 days of December 31, 2009, if the director or Named Executive Officer ceased service with NW Natural on that date are included in the table. Unexercisable options and the remaining shares under the DDCP, EDCP and DCP are not included in the table as they represent under the terms of the plans, rights to receive shares that would not be distributed until a date that is later than 60 days after December 31, 2009; such shares are more fully disclosed in the footnotes below with respect to each beneficial owner named in the table.

[2]

Includes 4,506 shares held jointly with Mr. Kantor’s spouse, 26,500 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 2,871 shares held indirectly under the Retirement K Savings Plan (RKSP), and 470 shares held by Mr. Kantor’s parent, with respect to which Mr. Kantor is power of attorney and a potential beneficiary. Does not include 24,500 unexercisable shares under the Restated SOP and 1,152 shares credited to the DCP.

[3]

Includes 25,265 shares held jointly with Mr. Anderson’s spouse, 35,250 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated SOP, 359 shares held indirectly under the RKSP, and 49 shares credited to the EDCP. Does not include 11,750 unexercisable shares under the Restated SOP and 6,360 shares credited to the DCP.

[4]

Includes 186 shares held by Ms. Doolittle’s spouse, 6,123 shares held indirectly under the RKSP, 76 shares held indirectly under the RKSP by her spouse, 27 shares credited to the EDCP, 11,000 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP and 1,300 shares which Ms. Doolittle’s spouse has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 5,000 unexercisable shares under the Restated SOP, 383 shares credited to EDCP, 615 shares credited to the DCP and 1,500 unexercisable shares under the Restated SOP for Ms. Doolittle’s spouse.

[5]

Includes 9,000 shares which Mr. White has the right to acquire within 60 days through the exercise of options under the Restated SOP, 708 shares held indirectly under the RKSP and 1,100 shares held jointly with Mr. White’s spouse. Does not include 5,500 unexercisable shares under the Restated SOP and 3,073 shares credited to the DCP.

[6]

Includes 17,000 shares which Ms. Kirkpatrick has the right to acquire within 60 days through the exercise of options under the Restated SOP, 272 shares held indirectly under the RKSP and 196 shares held by Ms. Kirkpatrick’s spouse in a joint account with his son. Does not include 6,000 unexercisable shares under the Restated SOP.

[7]	Includes 11,917 shares credited to the DCP and 331 shares credited to the DDCP. Does not include 2,978 shares credited to the DDCP.
[8]	Includes 5,848 shares credited to the DCP and 1,004 shares credited to the DDCP.
[9]	Includes 14,478 shares credited to the DCP and 5,430 shares credited to the DDCP.
[10]

Includes 10,709 shares held in a trust for the benefit of Mr. Dodson’s spouse and 2,305 shares credited to the DCP. This amount also includes 71,000 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 18,436 shares credited to the DCP.

[11]

Includes 110 shares held by Mr. Gibson’s spouse, 1,169 shares credited to the DCP and 205 shares credited to the DDCP. Does not include 7,611 shares credited to the DCP and 1,848 shares credited to the DDCP.

[12]	Includes 316 shares credited to the DCP and 1,667 shares credited to the DDCP. Does not include 2,848 shares credited to the DCP and 14,999 shares credited to the DDCP.
[13]	Includes 4,422 shares credited to DCP.
[14]	Includes 4,222 shares credited to the DCP. Does not include 804 shares credited to the DCP.
[15]	Includes 4,000 shares held jointly with Mr. Thrasher’s spouse and that secure a personal line of credit.
[16]	Includes 29 shares held by Mr. Tromley’s spouse and 621 shares credited to the DDCP. Does not include 5,589 shares credited to the DDCP.
[17]

Includes 65,231 shares held by executive officers not named above, of which 7,714 shares are held jointly with spouse or are held as custodian for children, 6,482 shares are held indirectly under the RKSP and 38,875 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 15,625 for executive officers not named above unexercisable shares under the Restated SOP and 1,323 shares credited to the DCP.

EXECUTIVE COMPENSATION

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (OECC) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The Committee is responsible for producing this report and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis following this report. In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

In reliance on the review and discussion referred to above, the Committee recommended to the Board of Directors (and it has approved and directed) that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted on February 24, 2010 by the Organization and Executive Compensation Committee of the Board of Directors:

C. Scott Gibson, Chair	Kenneth Thrasher
Jane L. Peverett	Russell F. Tromley

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee (OECC) operates pursuant to a written charter that is available at our website and may be accessed at www.nwnatural.com. Under the charter, the OECC is primarily responsible for:

•	discussing and reviewing the management and affairs of NW Natural relating to its organization and to executive personnel and their compensation;

•	producing an annual compensation committee report for inclusion in NW Natural’s proxy statement; and

•	providing input and guidance to management in the preparation of the Compensation Discussion and Analysis also to be included in NW Natural’s proxy statement.

The OECC also periodically reviews with the Chief Executive Officer and the Senior Vice President responsible for human resources, NW Natural’s succession planning process, including the identification of potential internal and external candidates for executive positions. The OECC’s policies and decisions applicable to the compensation of all of the Named Executive Officers (listed below) are generally similar in all material respects.

Delegation of Authority. The Board of Directors has delegated to the OECC its full authority to grant stock options under the terms of the Restated Stock Option Plan and to grant awards under the terms of the Long-Term Incentive Plan. Both of these plans have been approved by our shareholders. With respect to other components of the Named Executive Officers’ compensation, the OECC submits its recommendations to the Board for approval. Day-to-day administration of director and executive compensation plans has been delegated, under the terms of the plans, to certain officers, with oversight provided by the OECC.

Management’s Role. Management provides support to the OECC in a number of ways to facilitate executive compensation decisions, including working with outside counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans and implementing the Board’s and OECC’s decisions. The Senior Vice President responsible for human resources is the primary management contact for the OECC. The Chief Executive Officer makes recommendations to the OECC regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants. The OECC has engaged Towers Watson (previously Towers Perrin), an independent compensation consulting firm (Consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of these programs. The Consultant reports directly to the OECC chair, and the chair reviews all invoices submitted by the Consultant. At the direction and under the guidance of the OECC chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation and executive programs to submit to the OECC for its consideration. During 2009, the Consultant only advised the OECC and the Board as to executive and director compensation; it did not provide other services to the Company.

Our Named Executive Officers

For purposes of this report, our Named Executive Officers include the following individuals:

Name	Title
Gregg S. Kantor	President and Chief Executive Officer
David H. Anderson	Senior Vice President and Chief Financial Officer
Lea Anne Doolittle	Senior Vice President
J. Keith White	Vice President, Business Development and Energy Supply
Margaret D. Kirkpatrick	Vice President and General Counsel

Our Compensation Philosophy

The OECC has adopted a total compensation philosophy to guide its decisions with respect to executive compensation. Each year, including 2009, the OECC reviews, makes changes or corrections as necessary, and reaffirms its compensation philosophy. The guiding principles of this philosophy are to design executive compensation programs that:

•

ensure that we have the ability to attract, retain and motivate talented and qualified executives critical to the achievement of our annual goals, our long-term business strategy and objectives, and the enhancement of shareholder value by providing total remuneration, including base salary, incentive compensation, benefits and retirement income, at a level that is competitive with that of other energy service and general industry companies, as applicable, of comparable size and circumstances;

•

motivate high levels of performance by linking a portion of each executive’s total direct compensation opportunity, which includes base salary, annual and long-term incentives, to the achievement of previously-established annual and long-term performance goals, and by including components of compensation opportunity that are at risk subject to the achievement of established performance criteria;

•

promote creation of shareholder value by requiring meaningful stock ownership by officers (see “Stock Ownership Guidelines,” below), and by providing a significant component of compensation that is based on earnings growth and stock price performance (see “Compensation Programs—Long-Term Incentives,” below) to align executives’ long-term interests with those of our shareholders;

•

pay for performance and the right results by driving the achievement of our business strategy while creating shareholder value, operating within the established risk profile of NW Natural, and providing a significant portion of pay through incentive compensation programs that are tied to NW Natural strategies and objectives;

•

achieve the correct balance by providing compensation that is attractive to executives, affordable to NW Natural, proportional to the executive’s contribution and fair to shareholders and employees, while providing a payout that is aligned with actual performance, balances short- and long-term incentive measures, and uses multiple incentive measures where appropriate; and

•

align pay practices with shareholder interests while remaining competitive, and use risk analysis and mitigation to provide compensation practices that motivate appropriate risk-taking while disincenting unnecessary risk-taking.

Pay for Performance

In 2009, NW Natural exceeded its annual incentive plan performance targets for earnings per share (EPS), return on invested capital and several operating goals. The 2009 EPS target for the year was $2.61; NW Natural achieved $2.83, the highest EPS in the Company’s history. The

Company also exceeded its 2009 target of 8.90 percent for return on invested capital with an actual return of 9.20 percent. Finally, the Company exceeded several of its operating goals for the year. This overall performance resulted in annual incentive awards that exceeded target awards by approximately 40 percent.

Additionally, the Company’s total shareholder return performance during the three-year performance cycle from 2007-2009 outperformed 8 of the 10 companies in our long-term incentive plan peer group. Over the 2007-2009 performance period the Company’s total shareholder return was 17.75 percent based on an increase of $2.59 in the average price per share of our Common Stock and a total of $4.56 paid per share in dividends, which are assumed to be reinvested. During this three-year period, EPS grew by 24 percent and net income grew by 18 percent.

Highlights of 2009 OECC Actions

The OECC took the following significant actions with respect to our executive compensation program:

•	froze base salaries of executive officers at 2008 levels, other than salary changes due to the promotion of two officers (see “2009 Base Salaries”);

•

approved a special long-term performance share award for Mr. White to provide an additional incentive specifically related to managing the successful completion and early performance of the Company’s Gill Ranch gas storage project (see “Storage Project Performance Share Award”);

•	approved new requirements to “clawback” from executive officers certain benefits under annual and long-term incentive awards in the event of misconduct (see “Clawback Provisions”);

•

approved amendments to supplemental retirement plans to moderate future growth in benefits under those plans (see the “Pension Benefits as of December 31, 2009” table and the related narrative discussion); and

•	approved special performance recognition awards to executive officers in recognition of outstanding Company performance in 2009 (see “Special 2009 Performance Recognition Awards”).

Elements and Objectives of our Executive Compensation Program

The elements and objectives of the executive compensation program for the Named Executive Officers are, among other things, designed to attract and retain talent, as described below:

Element	Objective(s)

Base salaries

•     Reflect the value of the executive’s position to the business;

•     Reflect the executive’s performance in demonstrating leadership competencies; and

•     Recognize that certain aspects of an executive’s leadership role cannot be measured as objectively as other functions for purposes of meeting performance measures under incentive pay programs.

Element	Objective(s)

Annual incentive awards	• Focus executives on achieving annual business results.

Long-term incentive awards	• Focus executives on long-term performance and achieving desired long-term business results; and • Reward executives for achieving total shareholder return.

Executive health, welfare and retirement benefits

•     Provide executives reasonable and competitive benefits;

•     Allow for attraction and retention of experienced mid-career hires; and

•     Mitigate the impact of limits on qualified plan benefits imposed by the Internal Revenue Code.

Change-in-control arrangements	• Ensure attention and dedication to performance without distraction due to a potential change in control of NW Natural.

Market Position

The OECC seeks to achieve its executive compensation program’s objectives by positioning total executive compensation, consisting of annual base salary, annual incentives, long-term incentives and benefits, at or near the 50th percentile of the applicable competitive market. The OECC has determined that using the 50th percentile of competitive market surveys as a guide for establishing executive compensation will provide us with the ability to attract and retain the best possible executive talent at or near competitive standards for comparable positions in the competitive market for each executive position. Although the total remuneration program is designed to pay compensation at the middle of the competitive market, the program contains several variable components, which allow compensation to exceed median competitive pay levels when the performance expectations of the OECC are exceeded; conversely, the program provides less than median competitive compensation when performance does not meet those expectations.

We are likely to attract candidates for most executive positions from the energy service market, specifically, from gas and electric companies with similar revenue size in the United States. However, general industry market information may be considered for certain executive positions that can be found in any industry. The OECC reviews all components of executive compensation (including salary, annual incentives, equity and long-term incentive compensation, health, welfare, and other benefits, as well as the dollar value and cost of all benefits under our qualified and non-qualified deferred compensation and supplemental retirement plans) and compares them to the applicable competitive market for each executive officer every two years, including 2009. The direct compensation components (salary and annual and long-term incentives) are compared to the applicable competitive market for each executive officer annually. The market data used in these comparative analyses are generally obtained from salary survey databases compiled by the Consultant, industry associations or other general industry sources.

In preparing its competitive market assessment, the Consultant employs a methodology that focuses on survey data for energy service companies with annual revenues of $500 million to $3.0 billion, which is an annual revenue range and industry group that the Consultant has determined to be appropriate. The Consultant also provides survey data for general industry companies within the same annual revenue range. The Consultant collects and updates 50th percentile data from compensation surveys for base salaries, annual incentives and long-term incentives annually. The Consultant selects the most appropriate market comparisons for each executive position and synthesizes that data to provide to the OECC for its review. Named Executive Officers’ positions are matched to survey benchmarks based on functional responsibilities, with premiums or discounts applied where a Named Executive Officer’s position has greater or lesser responsibility than the positions included in the survey benchmarks.

In addition to looking at survey data to understand competitive market pay, the Consultant also provided the OECC with supplementary data in February 2009 for the most senior executives from the following 19 natural gas industry companies, as reported in their most recent proxy statements:

AGL Resources Inc.	Nicor Inc.
Atmos Energy Corp.	ONEOK Inc.
Chesapeake Utilities Corp.	Piedmont Natural Gas Company Inc.
Delta Natural Gas Co. Inc.	Questar Corp.
Energen Corp.	South Jersey Industries Inc.
Energy West Inc.	Southwest Gas Corp.
Equitable Resources Inc.	Southwestern Energy Co.
Laclede Group Inc.	UGI Corp.
National Fuel Gas Co.	WGL Holdings Inc.
New Jersey Resources Corp.

While the OECC considers data from these natural gas industry companies, it represents only one factor for its competitive analysis. Some of these companies may also be included in the market survey data if their annual revenues are comparable to ours.

Tally Sheets

Every year the OECC reviews the total remuneration of executives in the form of a tally sheet prepared by our human resources department and reviewed by outside consultants (legal, actuarial and compensation) which shows each executive’s current total compensation from all sources, including probability of attainment weighted potential compensation from equity awards not yet earned as well as retirement benefits, along with possible compensation from any severance arrangements, including change in control compensation. The OECC also uses tally sheets to review the impact of any significant plan change. In its most recent review of tally sheets, the OECC determined that each executive’s compensation remained consistent with the OECC’s expectations and no changes were recommended. Other than with respect to a change in position, no executive officer received an increase in base salary for the fiscal year 2009.

Stock Ownership Guidelines

Our Corporate Governance Standards provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer	2x
Executive and Senior Vice Presidents	1.5x
All other executive officers	1x

The OECC reviewed and reaffirmed the stock ownership requirements for executive officers in 2009. The Board of Directors of NW Natural believes that these ownership objectives provide executives with a meaningful stake in the ownership of NW Natural and, as a result, fully align executive officers’ interests with those of our shareholders. The stock ownership objectives should generally be attained within five years of appointment as an officer. The OECC annually reviews the progress made by executives against these objectives. This progress is measured using both shares owned directly by executives as well as shares credited to their Retirement K Savings Plan (401(k) Plan) and non-qualified deferred compensation plan accounts and is determined using the average daily closing price for the Common Stock over the preceding calendar year. The OECC last reviewed the progress of the Named Executive Officers in achieving these stock ownership objectives in February 2010 and concluded that all of the Named Executive Officers have achieved stock ownership goals or, for newer officers, have made satisfactory progress in achieving these goals given the time they have served in their respective executive positions.

Compensation Programs

How Compensation Decisions Are Made

Competitive data is used as a guide to make compensation decisions, along with other relevant considerations including corporate and individual performance, an executive’s experience and contribution, as well as the relative relationship of an executive’s responsibilities to other executive roles. Our executive compensation programs are sufficiently flexible to allow pay relative to the market median to vary by individual position if warranted by special circumstances. These special circumstances might include strong individual performance, marketability of skills or retention considerations that could allow certain executives to receive higher than the average compensation increases for the industry or higher incentive awards in recognition of these special considerations. The Chief Executive Officer considers this type of information prior to recommending to the OECC salary, and annual and long-term incentive compensation levels for the other Named Executive Officers. The OECC considers these recommendations, along with competitive data prepared by the Consultant, and evaluates risk assessments to determine appropriate risk-taking and disincent unnecessary risk-taking, when making final compensation decisions.

The OECC also considers the Consultant’s advice, including information from the Consultant’s competitive analysis and survey, to determine:

•	the inclusion of the various compensation program elements;

•	policies for allocating between long-term and currently paid compensation;

•	policies for allocating between cash and non-cash compensation, and among the different forms of non-cash compensation; and

•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

The OECC’s policy is to establish the allocations between long-term and currently paid compensation, and between cash and non-cash compensation (including the allocation among different forms of non-cash compensation), in approximately the same manner as the median of the applicable competitive market for comparable executive positions.

Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position to our company and provide a competitive foundation for the work being performed. The remainder of the total direct compensation is at risk and must be earned by achieving short-term and long-term performance goals, which are intended to increase shareholder value. See “Long-Term Incentives” below for a brief description of how NW Natural determines the “expected value” of long-term incentives. The portion of total direct compensation designed to be paid in base salary versus variable pay depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The Chief Executive Officer has the largest portion of pay at risk. In 2009, the percentage of targeted total direct compensation opportunity at risk or earned by achieving performance goals was approximately 70 percent for the Chief Executive Officer and, for the other Named Executive Officers, the average percentage of such compensation at risk was approximately 53 percent. The remaining portion of direct compensation is delivered in the form of base salary.

2009 Base Salaries

Base salaries paid to executives are established by the Board of Directors, on recommendation of the OECC, based upon the value of the position to the business, the performance of the individual and consideration of the market salary analyses prepared by the Consultant. As described above, these analyses include salary survey and proxy data for comparable positions at similarly-sized energy service and general industry companies. Salaries are typically adjusted March 1 of each year. No executive officer received an increase in base salary in 2009 other than salary increases related to two promotions, including Mr. Kantor’s salary increase upon his promotion to Chief Executive Officer. Management recommended the salary freeze to the OECC in recognition of the then-occurring regional and worldwide economic situation.

The following table shows the 2009 salaries of the Named Executive Officers. Mr. Kantor’s salary was increased effective January 1, 2009 upon his promotion to Chief Executive Officer. Consistent with the Consultant’s recommendation for a new chief executive officer, the Board set his salary under the median salary for energy service company chief executive officers, at 82.5 percent of median, with the expectation of higher than average salary increases in the next several years as Mr. Kantor develops in his new position. The salary survey data reviewed by the OECC in early 2009 was largely unchanged from the similar data reviewed in early 2008, so the frozen salaries for Ms. Kirkpatrick and Mr. White remained near the 50th percentile of the energy service company survey data for their positions, and the frozen salaries for Mr. Anderson and Ms. Doolittle remained at or about the mid-point between the energy service and general industry survey data medians for their positions, consistent with the OECC’s ongoing view that these two positions should be competitive with and reflect the higher median salaries paid by general industry companies.

Name	2009 Salary
Gregg S. Kantor	$446,000
David H. Anderson	343,000
Lea Anne Doolittle	240,000
J. Keith White	220,000
Margaret D. Kirkpatrick	262,000

The following discussion and analysis contains statements regarding individual and corporate performance targets and goals. The measures and goals included in the Key Goals described below, except for the Additional Goal, were used for purposes of an incentive program that is for the most part applicable to all employees and designed to include measures that may be directly influenced by employees. The established method for calculating the Key Goal measures may include or exclude factors as appropriate for the incentive purposes of the measure, as determined by a committee of NW Natural and union management at the beginning of the year. Accordingly, these targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s guidance for the periods covered. NW Natural specifically cautions investors not to apply these statements to other contexts.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is designed to incent key executives to achieve our annual goals, including financial, operating and individual performance goals. Awards are paid by March 15th of the following year if the OECC determines the goals are achieved. Although the OECC has discretion to increase an award up to a maximum of 150 percent of the target, or reduce an executive’s performance-based award, it has not determined the need to increase or decrease awards under this plan to date.

We believe this program supports our compensation objective of motivating executives to achieve high levels of performance. Participation in the plan currently is limited to 12 participants selected by the OECC, including the Named Executive Officers.

Target awards for executives vary as a percent of base salary based on the executive’s position. Mr. Kantor’s target award as a percent of base salary was increased on January 1, 2009 from 50 percent to 70 percent, which was the energy service company median for his new position of President and Chief Executive Officer, and the bonus targets for the other Named Executive Officers remained the same as 2008 levels. Target and actual awards in dollars and as a percent of base salary (in effect on December 31, 2009) were as follows:

Named Executive Officer	Target Award Percentage	Target Award Amount	Actual Award Percentage	Actual Award Amount
Gregg S. Kantor	70%	$312,200	99%	$440,000
David H. Anderson	45%	154,350	63%	216,000
Lea Anne Doolittle	35%	84,000	49%	118,000
J. Keith White	35%	77,000	49%	108,000
Margaret D. Kirkpatrick	35%	91,700	49%	128,000

When added to base salaries, the amounts payable upon achievement of these goals are intended to place executives’ compensation at the 50th percentile of total cash compensation for applicable comparable energy service industry positions included in the Consultant’s survey data and analyses, except that Mr. Anderson and Ms. Doolittle have target total cash compensation at or about the midpoint between the energy service and general industry medians for their positions, which is consistent with their salary positioning, and Mr. Kantor’s target total cash compensation is about 80 percent of the energy service median for his position, also consistent with his initial salary positioning. When goals are exceeded, it is expected that executives’ compensation will be above these levels; conversely if goals are not achieved, executives’ compensation will be below these levels. For information on the performance-based portion of specific awards granted to each Named Executive Officer, see the “Grants of Plan-Based Awards During 2009” table below.

The OECC has given considerable attention to what performance measures are appropriate for the executive incentive plans and reviews these measures at least annually. Changes may be made to the measures at the start of new performance periods if the OECC determines that changes are appropriate. For 2009, the amounts of the awards under the Executive Annual Incentive Plan reflect an allocation of 75 percent to corporate performance goals (EPS, return on invested capital and key operating goals) and the remaining 25 percent to individual performance criteria established for each executive. The formula for the total incentive award is as follows:

[				]		[				]

	Corporate Performance Factor	X	75%		+		Individual Performance Factor	X	25%		X	Target Award	=	Total Annual Incentive Award

Corporate Performance Goals. In 2009, the corporate performance goals established by the OECC for the Executive Annual Incentive Plan were designed to reward improvement in operating results by emphasizing the achievement of EPS and return on invested capital targets, and the attainment of several key operating goals shared with all employees.

The corporate performance factor is determined using the following formula:

[				]		[				]		[				]
	EPS Factor	X	33 1/3%		+		Return on Invested Capital Factor	X	33 1/3%		+		Key Goals Factor	X	33 1/3%		=	Corporate Performance Factor

Earnings Per Share factor. The OECC concluded that the EPS factor would be accorded a weight of 33.33 percent to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. For 2009, the EPS performance goal consisted of a range of diluted EPS results from $2.47 per share to $2.80 or above, corresponding to payout factors ranging from 0 percent to 150 percent. The target level of diluted EPS was $2.61 per share, corresponding to a 100 percent payout factor. Actual EPS results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent.

Actual 2009 diluted EPS was $2.83, or 22 cents above the 2009 target of $2.61, resulting in an EPS factor equal to 150 percent, which was calculated according to the formula established by the OECC at the beginning of the year.

Return on Invested Capital factor. The weighting assigned to the Return on Invested Capital factor also was 33.33 percent. The OECC includes this measure because there is a significant amount of capital deployed to build and maintain the gas distribution and storage businesses and the OECC wants to hold the executives accountable for ensuring that the Company is getting a reasonable return on the capital being deployed into the business. Return on Invested Capital is defined as net income plus net interest divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion).

This goal consisted of a range of results from 8.07 percent to 9.05 percent, which were generated taking into account NW Natural’s forecasted capital spending plans, corresponding to payout factors ranging from 0 to 150 percent. The target level of return on invested capital was set at 8.90 percent, which corresponds to a 100 percent payout factor, and which is slightly above NW Natural’s cost of capital as established in its most recent Oregon rate case. The threshold performance level for a payout under this measure is 8.07 percent.

Actual 2009 return on invested capital was 9.20 percent, resulting in a Return on Invested Capital factor equal to the maximum of 150 percent.

Key Goals factor. Operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the OECC to comprise the Key Goals factor, which accounts for 33.33 percent of the weighting for corporate performance. The operating goals are substantially aligned with the Key Goals incentive program for all employees. While each goal can contribute between 0 and 200 percent of the assigned goal weight based on actual results, the aggregate of the Key Goals factor is limited to a maximum of 150 percent. Actual results are interpolated to determine the performance factor for each goal.

The Key Goals factor was determined using the following formula:

Sum of [Goal Performance X Goal Weight] for each of 11 Key Goals = Key Goals Factor

A summary of the key operating goals for 2009 and the weighting of each goal to the overall factor is set forth in the following table:

Key Goals	Goal Description	Goal Performance Range	Target (100%) Performance	Goal Weight in Key Goal Performance Factor
Earnings per share (utility only)	Earnings per share for utility operations (excludes earnings per share contributions from certain non-utility activities)	$2.50 – $2.74	$2.62	40.00%

Customer satisfaction— overall	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	57.55% – 62.05%	59.80%	3.00%

Customer satisfaction—employee interaction	Customers who had interactions with service technicians and/or construction crew members rating satisfaction at a 9 or 10	75.3% – 82.3%	78.80%	7.00%

Total customer additions	Total new meter sets	11,912 – 14,312	13,112	10.00%

Expense per customer	Measures reduction in total expense per customer	$178.56 – $169.56	$174.06	10.00%

Capital expenditures per customer	Measures reduction in capital expenditures per customer	$129.34 – $120.84	$125.09	7.50%

Acquisition cost per meter	Efficiency measure to calculate construction costs to install each new meter	$1,634.82 – $1,334.82	$1,484.82	7.50%

Construction cost of mains per foot	Efficiency measure to calculate the cost per foot of new mains installed	$19.93 – $15.93	$17.93	1.67%

Construction cost of systems expansion per foot	Efficiency measure to calculate the cost per foot of new system expansion mains installed	$9.30 – $7.50	$8.40	1.67%

Construction cost of services per service	Efficiency measure to calculate the cost of each new service installed	$1,280.00 – 1,060.00	$1,170.00	1.66%

Return on invested capital	Net income plus interest-net, divided by average long-term capital (shareholders’ equity plus long-term debt, including current portion)	8.07% – 9.20%	8.90%	10.00%

Our operating performance in 2009 resulted in a Key Goals factor of 123.02 percent. While some operating goals target levels were substantially exceeded (e.g., utility EPS and return on invested capital goals were each equal to the maximum of 200 percent, the overall customer satisfaction goal was equal to 193 percent and the employee interaction customer satisfaction goal was equal to 169 percent), others were not achieved (e.g., total customer additions, expense per customer, acquisition cost per meter, construction cost of mains per foot, construction cost of systems expansion per foot, and construction cost per service were equal to 0 percent). The goals not achieved were primarily due to a slowdown in the new construction market as a result of the national economic recession and housing market decline, and higher than planned costs for new customer additions.

For 2009, the combination of the Earnings per Share factor, the Return on Invested Capital factor and the Key Goals factor, produced an overall corporate performance factor equal to 141.01 percent of target.

Individual Performance Goals. Twenty-five percent of each Named Executive Officer’s annual incentive target award is based on individual performance goals. In the case of the Chief Executive Officer, individual goals are determined by the OECC in consultation with the Chief Executive Officer. The Chief Executive Officer’s attainment of his goals is determined largely based on the OECC’s qualitative assessment of the Chief Executive Officer’s performance. The other Named Executive Officers’ individual performance goals align with the Chief Executive Officer’s goals and support the Company’s strategic plan. The OECC and the Company believe that achieving its strategic goals, along with the strong operation and management of our day-to-day business, will create success for our customers, employees and shareholders. Generally, NW Natural’s 2009 annual priority goals included:

•	improving productivity through the continued deployment and integration of new technology and through the effective use of resources;

•	continuing advancement of the Gill Ranch and Palomar projects;

•	continuing to emphasize NW Natural’s commitment to clean and green policies and technologies;

•	achieving overall customer satisfaction consistent with the Key Goals target;

•	achieving EPS growth, return on invested capital and cash flow targets; and

•	accomplishing these goals in a manner consistent with NW Natural’s core values.

In addition to the above shared executive officer goals, the Chief Executive Officer’s individual performance goals included exceeding the EPS goal, ensuring that Gill Ranch received necessary permits and certain capacity contracts by year end, advancement of Palomar and the continued strengthening of alignment and strategic direction of the executive management team.

The Chief Executive Officer evaluated the 2009 individual performance of each Named Executive Officer on a scale from 0 to 150 percent, based on performance and peer ratings. The Chief Executive Officer’s recommendations regarding individual performance are reviewed and approved by the OECC as it reviews the overall performance of executives against the operating goals. The OECC uses this same method of assessment to establish the year-end performance rating for the Chief Executive Officer. The OECC determined that executives had met or exceeded these goals and assigned a rating of 140 percent for the Chief Executive Officer’s individual performance. Performance of the other Named Executive Officers ranged from 133 percent to 136 percent.

On average, the total awards for the Chief Executive Officer and the other Named Executive Officers were 40 percent above the target awards for the year, primarily due to higher than targeted EPS and return on invested capital performance for the year.

Special 2009 Performance Recognition Awards

The OECC believes that 2009 was an outstanding year for the Company. Diluted EPS were the highest in the Company’s history, despite the worst recession in over 75 years. Important cost reduction measures were implemented to right-size the Company and to align with current market and economic conditions, and a new five-year union contract was negotiated with new cost controls and work practice improvements. Moreover, utility customer satisfaction ratings continued at exceptional levels. Based on these outstanding results, the OECC believed that 2009 payouts under the Company’s incentive programs did not adequately recognize the outstanding performance of executive officers and other employees in 2009. Accordingly, the OECC recommended, and the Board approved special performance recognition awards for all executive officers solely in recognition of outstanding 2009 results, and commended management’s decision to award all non-executive employees a special bonus in addition to the Key Goals Award noted above. The OECC does not expect this type of special recognition to occur on a regular basis. Moreover, a condition of the executive special 2009 performance award was that each executive agree that the special award would not be included in determining final average compensation under retirement plans. The cash awards paid to the Named Executive Officers are included in the Bonus column and footnote 1 of the “Summary Compensation Table,” below.

Long-Term Incentives

The long-term incentive portion of our executive compensation program consists of two components: stock options and performance shares. The Consultant provides the OECC with annual compensation survey data based on the total expected value of long-term incentives, which is defined for stock options to be the grant-date Black-Scholes value of options granted during the year, and is defined for performance share awards to be the grant-date market price of the target number of performance shares covered by awards during the year. As a result of his promotion to Chief Executive Officer, long-term incentives awarded to Mr. Kantor in 2009 substantially exceeded previous year awards, with an expected value near the survey data median for energy service company chief executive officers. The survey data provided by the Consultant in 2009 indicated that the expected value of long-term incentives granted in 2008 to Mr. Anderson, Ms. Kirkpatrick and Mr. White was near the energy service median levels for their positions, so their stock option and performance share award levels were unchanged in 2009, except that Mr. White received an additional performance share award related to the Gill Ranch storage project as discussed further below. Ms. Doolittle’s long-term incentives continued to be set with reference to the midpoint between the energy service and general industry median for her position to align her closer to general industry standards. Due to a decline in this market midpoint in the 2009 survey data, Ms. Doolittle’s 2009 grant was adjusted downward.

In 2009, the long-term incentive portion of our executive compensation program was designed such that approximately 20 percent of the expected value of long-term incentives to be granted to each Named Executive Officer’s interest would be granted in the form of stock options and approximately 80 percent of such expected value of long-term incentives would be granted as performance share awards. While equity provides incentives to executives to work toward increasing the price of our Common Stock, to more closely align executives’ interests with shareholders’ interest, the performance share program rewards relative stock price performance to a peer group, and also focuses the executives on key long-term objectives that align with the creation of shareholder value. The OECC believes that the equity provides a balanced performance focus for executives.

For 2009 compensation, the expected value of long-term incentives represented approximately 50 percent of the target total direct compensation for the Chief Executive Officer and approximately 36 percent on average for the other Named Executive Officers.

Stock Options. In 2009, pursuant to the Restated Stock Option Plan, the OECC granted stock options which vest equally over four years. Except in cases of grants of options made to attract new employees, option and performance share grants are made by the OECC at its meeting each February. This is the same time the OECC considers and approves changes in all of the other components of executive compensation, thus having the benefit of considering the relative value of all components of pay (base salary, and annual and long-term incentives) at once, as well as reviewing the Consultant’s annual updated competitive compensation analysis. The exercise price for stock options is set at 100 percent of the closing market price of our Common Stock quoted on the NYSE on the date of grant. The OECC uses the same practice to establish stock option exercise prices for all employees receiving options. Option repricing is specifically prohibited under our Corporate Governance Standards.

It is the OECC’s policy to grant non-statutory stock options under the Internal Revenue Code and the related regulations so that any such compensation recognized upon the exercise of options will be tax deductible by NW Natural. The shareholders have previously approved the Restated Stock Option Plan to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and the plan provisions are designed to satisfy the other requirements for performance-based compensation so that compensation related to the exercise of options granted under this Plan would not be subject to the $1 million limitation on tax-deductible compensation.

Among the factors the OECC considers in determining the number of options to be granted to the Chief Executive Officer, and that the Chief Executive Officer considers when making recommendations for the other Named Executive Officers, are:

•	the total long-term competitive market compensation survey data provided by the Consultant;

•	the executive’s relative position and level of responsibility within NW Natural;

•	the performance of the executive during the prior period; and

•	the number of options needed to ensure that executives are focused on absolute share price appreciation over the long-term.

Considering these factors, the OECC granted options to the Named Executive Officers in 2009 as shown in the “Grants of Plan-Based Awards During 2009” table, below. The option grant for Mr. Kantor in 2009 increased by 17,000 shares compared to his 2008 option grant of 8,000 shares, to reflect his promotion to President and Chief Executive Officer, while the option grant for Ms. Doolittle declined from 4,000 shares in 2008 to 3,000 shares in 2009, giving effect to the reduction in long-term incentive value noted above. Option grants in 2009 for Mr. Anderson, Mr. White and Ms. Kirkpatrick remained unchanged from 2008 at 8,000, 4,000 and 4,000, respectively.

Performance Shares. The second component of our executives’ long-term compensation program is provided through a performance share program under our Long-Term Incentive Plan. The purpose of the performance share program is to provide a means for rewarding executives for their success in driving long-term performance results which increase shareholder value. This component is also designed to encourage ownership of our stock by our executives. All of the Named Executive Officers participate in the performance share program.

In February 2009, each Named Executive Officer received a performance share award to be earned over a three-year performance period (2009-2011). The threshold (minimum award other than no award), target and maximum performance share awards approved by the OECC for the Named Executive Officers in 2009 were primarily based on the Consultant’s analysis considering competitive opportunities for comparable executive positions and consideration of the level of expected value provided by the program as a percentage of the participant’s total direct compensation opportunity. In 2009 Mr. Kantor’s performance share award increased by 6,500 shares, from 6,500 shares in 2008 to 13,000 shares in 2009 to reflect his promotion to President and Chief Executive Officer. Ms. Doolittle’s performance share award declined by 1,000 shares, from 3,500 shares in 2008 to 2,500 shares in 2009, giving effect to the reduction in long-term incentive value discussed above. Performance share awards remained the same for Mr. Anderson, Mr. White and Ms. Kirkpatrick in 2009 at 5,500, 3,000 and 3,000, respectively. Mr. White received an award for an additional 2,000 performance shares related to the Gill Ranch storage project as discussed below.

The performance criteria used for the three most recent three-year performance cycles, 2007-2009, 2008-2010 and 2009-2011, were based on two primary factors: relative total shareholder return versus named peer group of energy companies (weighted 75 percent of the total award) and achievement of performance milestones relative to our core and non-core strategic plan goals (weighted 25 percent of the total award).

Total Shareholder Return Component. 75 percent of the award is based on total shareholder return relative to a peer group of 10 natural gas utility companies. The OECC selected the peer group companies because of their comparability to us both in terms of size and the nature of their business. This peer group differs from the group included in the total shareholder return table appearing in our 2009 Annual Report to Shareholders in that it focuses on local gas distribution companies instead of a broader group of energy companies. The peer group consists of AGL Resources Inc., Atmos Energy Corporation, South Jersey Industries, Inc., The Laclede Group Inc., New Jersey Resources Corporation, Nicor Inc., Vectren Corporation, Piedmont Natural Gas Company Inc., Southwest Gas Corporation and WGL Holdings, Inc. This peer group is used exclusively for this program, but some or all of these companies may also be included in the survey data used by the Consultant and in the total shareholder return table included in our 2009 Annual Report. If over the course of the cycle a peer company ceases to be publicly traded, an alternative peer company is substituted from a pre-established alternate peer list, which for the 2009-2011 cycle consists of NiSource, Inc., National Fuel Gas Company and Chesapeake Utilities Corp. Total shareholder return is the return a shareholder earns over a specified period of time, in this case the three-year performance period. Total shareholder return measures the change in share price, assuming dividends are reinvested, and is what we might expect a shareholder to receive from his or her ownership in NW Natural. The value at the end of the period is determined based on the three-month average daily closing price prior to the end of the performance period compared to the three months immediately prior to the start of the performance period. This measure was determined by the OECC to best align the interests of management with those of the shareholders. For the 2009-2011 cycle and all previous performance cycles, we must achieve a minimum average of six percent total shareholder return per year (a cumulative total of 19.1 percent for the three-year cycle) over the three-year period before any awards can be earned under this component and must perform on par with the fourth-ranked peer company to earn the target award.

The following table shows the total shareholder return component factors we use to determine NW Natural’s factor for total shareholder return compared to rankings for companies in the peer group noted above:

Total Shareholder Return Ranking for Peer Group	Total Shareholder Return Component Factor
10	0%
9	0%
8	25%
7	25%
6	50%
5	75%
4	100%
3	125%
2	150%
1	200%

The top performing peer group company for the 2007-2009 performance cycle was South Jersey Industries, Inc. whose total shareholder return for the period was a cumulative 25.45 percent. The second highest performing company was New Jersey Resources Corporation, whose performance was a cumulative 18.68 percent over the same period. NW Natural’s total shareholder return was a cumulative 17.75 percent, which exceeded all other peer group companies. However, because this performance level was below the 19.1 percent minimum total shareholder return requirement, the payout factor for this component was 0 percent. If there had been no minimum requirement, the Company’s performance relative to the peer group would have resulted in a total shareholder return component factor of 141.78 percent, instead of 0 percent. This result caused the OECC to reevaluate this aspect of the performance share program and, for the similar performance share awards approved in February 2010 for the 2010-2012 performance cycle, the OECC reduced the minimum total shareholder return requirement to 0 percent so that on a going forward basis only, this component will pay out based on performance relative to the peer group as long as the Company’s total shareholder return is a positive number for the cycle.

Strategic Component. The remaining 25 percent of any performance share award is subjective and determined at the discretion of the OECC at the end of the three-year performance cycle. Among other things, the OECC considers actual performance relative to strategic milestones set forth in our strategic plan and approved by the OECC prior to the beginning of the cycle. Factors considered by the OECC include, but are not limited to:

•	financial measures, including EPS, contribution of new customers, return on invested capital and return on equity;

•	non-core growth measures relating to organizational transition, gas storage and pipeline and gas supply projects; and

•	leadership development and succession planning matters.

The following formula is used to determine the performance share factor at the end of the three-year performance period. This factor is then applied to the target awards for each award recipient.

[				]		[				]
	Total Shareholder Return Component Factor	X	75%		+		Strategic Component Factor	X	25%		=	Performance Share Factor
	(0-200%)						(0-200%)

At the end of the 2007-2009 program term, the OECC determined the degree to which the strategic goals were achieved and assigned a strategic component factor of 180 percent, indicating that the strategic component factor was exceeded based on its subjective assessment of EPS performance, management’s business development activities and milestones achieved in execution of our strategic plan in workforce development and succession planning over the three years being assessed. Further, in deciding to assign an above-target level to the strategic component, the OECC considered management’s performance in executing its business process redesign, which was considered to be instrumental in achieving NW Natural’s five percent annual long-term earnings growth targets, the Company’s storage business development and strong results from our existing storage business, and succession planning and development.

Because the OECC’s determination as to the achievement of this portion of the award is discretionary, amounts paid to the Named Executive Officers may not be tax deductible under Section 162(m) of the Internal Revenue Code. See “Regulatory, Tax and Accounting Considerations,” below.

Total 2009 Performance Shares. The combination of the total shareholder return component factor (at 0 percent, weighted 75 percent) and the strategic component factor (at 180 percent, weighted 25 percent) for the 2007-2009 cycle resulted in a performance share factor of 45 percent of target. For actual 2009 award amounts, see the “Option Exercises and Stock Vested During 2009” table, below.

Storage Project Performance Share Award. Mr. White is the executive officer with principal responsibility for the development of the Company’s Gill Ranch gas storage project. To provide an additional incentive for Mr. White specifically related to the successful completion and early performance of this multi-year project, in February 2009 the OECC approved a special performance share award to him for 2,000 shares. The performance goals for this award are subjective and will be determined in the discretion of the OECC, with one-half of the target award subject to project completion and initial performance through June 30, 2011, and one quarter of the target award subject to performance of the project in each of the following 12-month periods. Payout of this award can range from 0 percent to 125 percent of the target award.

Clawback Provisions

During 2009, the OECC considered, with the advice of the Consultant, recoupment of bonuses and other benefits from officers in the event of misconduct. At the conclusion of this review in December 2009, the OECC approved amendments to the Executive Annual Incentive Plan and to the agreement forms for stock option and performance share awards to implement so-called “clawback” provisions. The Executive Annual Incentive Plan was amended to generally provide that in the event of a restatement of the Company’s financial statements due to misconduct of any person, all participants must repay to the Company the difference between the bonus received for the affected year and the amount of bonus that would have been received if calculated based on the financial statements as restated. The form of performance share agreement was amended effective for new awards to generally provide that if a participant’s misconduct contributes to an inflated payout under the total shareholder return component of any award because the Company’s stock price in the last three months of the performance cycle was higher than it would have been absent the misconduct, the OECC may require the participant to repay the amount determined by the OECC to be the excess amount received. Similarly, the form of stock option agreement was amended effective for both new and existing options to generally provide that if a participant’s misconduct contributes to an inflated stock price and the participant sells shares acquired upon exercise of an option at such inflated stock price, the OECC may require the participant to repay the amount determined by the OECC to be the excess amount received. All three programs were also amended to preclude any payout or benefit following termination of employment for any participant who is terminated for cause.

Perquisites

The OECC reviewed its perquisite policy and eliminated perquisites for executives effective January 1, 2008. The OECC acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to exceed $10,000 for any Named Executive Officer. The OECC confirmed that while many utilities continue to provide some level of perquisites, many general industry companies are moving away from this practice as these benefits are not provided to all employees.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

In general, when compared to non-utilities, the utility industry has historically provided a greater percentage of total remuneration in the form of retirement benefits, particularly in the form of defined benefit plans, rather than current cash compensation. The Named Executive Officers participate in the Retirement Plan for Non-Bargaining Unit Employees, our qualified defined benefit pension plan, on the same terms as other salaried employees. We also maintain the following non-qualified supplemental retirement plans for certain executives: the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2009” table and the related narrative discussion. As discussed there, in 2009 the OECC recommended and the Board approved amendments to these plans that will moderate the growth in benefits payable under these plans.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the Named Executive Officers are eligible to participate. Our 401(k) Plan is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2009, see the “Non-Qualified Deferred Compensation in 2009” table below.

Change in Control/ Severance Agreements

The Board of Directors considers the establishment and maintenance of an effective, sound and vital management team to be essential to protecting and enhancing the best interests of our company. In recognition of the possibility of a change in control of NW Natural and that such possibility, and the uncertainty and questions that it could raise among management may result in the departure or distraction of management personnel to our detriment, the Board has approved double trigger severance agreements with all of the Named Executive Officers. The agreements contain a provision that reduces the level of benefits available under the agreements as the Named Executive Officers approach age 65 given that the value of the benefit should diminish commensurate with an officer’s potential remaining years of employment. The Board believes the current form of severance agreement reflects a conservative approach using energy industry standards. None of the agreements with officers of NW Natural include provisions for tax gross-up upon a triggering event. See “Potential Payments Upon Termination or Change in Control,” below.

In general, the OECC prefers not to enter into severance agreements other than for change in control purposes as discussed above. Accordingly, the OECC has established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment in a particular position or after a change in control. The benefit for termination without cause, absent a change in control, is reduced over the term of the agreement, which cannot exceed five years. In late 2008, the OECC approved an agreement of this nature with Mr. Kantor as the incoming Chief Executive Officer. See “Potential Payments Upon Termination or Change in Control” below.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

We fully assess the accounting and tax treatment of each form of compensation paid to the Named Executive Officers for both NW Natural and the individual executive. This is particularly important in a regulated business where we are allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while other elements of executive compensation, such as annual incentive awards, long-term performance shares and non-qualified retirement benefits, are typically shareholder expenses because the programs are designed to meet shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient, safe and reliable service;

•	encourage management of construction, capital and operational costs, which helps to abate the need for future rate increases; and

•	focus on customer satisfaction.

See “Corporate Performance Goals,” above. Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the Oregon Public Utility Commission in 2003 and by the Washington Utilities and Transportation Commission in 2008. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Expenses Recovered in Rates	Expenses Not Recovered in Rates

Salaries	Stock Options

Qualified pension plan benefits	Executive Annual Incentive Plan

Qualified Retirement K Savings Plan matching contributions Health and welfare benefits	Long-Term Incentive Plan Interest accruals and matching contributions on Deferred Compensation Plan for Directors and Executives

Interest accruals on Executive Deferred Compensation Plan

Executive Supplemental Retirement Income Plan

Supplemental Executive Retirement Plan

Change-in-control severance benefits

Non-change-in-control severance benefits

Tax Deductibility of Compensation

In developing executive compensation programs, the OECC takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million per person the amount that may be deducted for compensation paid in any year to our Named Executive

Officers (other than the chief financial officer). Certain exceptions to this limitation apply to “performance-based compensation.” We have obtained shareholder approval of the Restated Stock Option Plan and the Long-Term Incentive Plan to qualify the exercise of non-statutory stock options and the payment of the non-discretionary portion of long-term incentive awards under the Long-Term Incentive Plan as performance-based so that compensation received would not be subject to the $1 million limitation. It is the OECC’s policy to grant options that meet the requirements of the Internal Revenue Code and related regulations so that any such compensation recognized by an optionee will be fully-deductible, performance-based compensation. The non-discretionary portion of performance share long-term incentive awards granted by the OECC is also generally intended to meet the “performance-based compensation” requirements of the Internal Revenue Code and related regulations so that any compensation paid under the non-discretionary portion of those awards should be fully deductible. We do not expect any amounts paid to our Named Executive Officers in 2009 to be considered non-deductible under Section 162(m).

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following is a summary of the compensation for our Named Executive Officers in 2007, 2008 and 2009. Only a portion of the executive compensation shown in this Summary Compensation Table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives that are designed to improve service to our customers. For discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPEN- SATION EARNINGS[4] ($)	ALL OTHER COMPEN- SATION[5] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gregg S. Kantor	2009	$446,000	$234,848	$243,631	$136,508	$330,152	$994,375	$33,444	$2,418,958
President and Chief Executive Officer	2008	364,833	64,615	131,250	42,757	172,485	463,775	26,924	1,266,639
	2007	286,500	54,682	143,535	53,613	149,318	255,807	124,628	1,068,083
David H. Anderson	2009	343,000	152,775	103,075	43,682	163,225	137,446	19,246	962,449
Senior Vice President and Chief Financial Officer	2008	341,333	49,015	111,058	42,757	145,085	21,608	18,479	729,335
	2007	302,000	45,441	143,535	53,613	124,559	11,024	56,925	737,097
Lea Anne Doolittle	2009	240,000	104,170	46,852	16,381	88,830	263,569	19,909	779,711
Senior Vice President	2008	238,833	26,142	70,673	21,378	78,958	192,630	13,538	642,152
	2007	201,167	23,210	63,793	22,977	62,790	104,840	95,013	573,790
J. Keith White	2009	220,000	76,572	148,602	21,841	81,428	164,169	15,857	728,469
Vice President, Business Development and Energy Supply

Margaret D. Kirkpatrick	2009	262,000	106,027	56,222	21,841	96,973	45,478	9,248	597,789
Vice President and General Counsel	2008	260,667	26,904	60,577	21,378	86,196	32,551	8,351	496,624
	2007	227,833	22,553	95,690	30,636	70,447	22,512	25,827	495,498

[1]

The total bonus paid to each Named Executive Officer under our Executive Annual Incentive Plan for performance in 2009 is split between columns (d) and (g). Amounts constituting the discretionary portion of bonuses under the plan are included as bonuses in column (d) and consist of the following: $109,848 for Mr. Kantor, $52,775 for Mr. Anderson, $29,170 for Ms. Doolittle, $26,572 for Mr. White and $31,027 for Ms. Kirkpatrick. Amounts in column (d) also include special recognition bonuses for outstanding results in 2009 as follows: $125,000 to Mr. Kantor, $100,000 to Mr. Anderson, $75,000 to Ms. Doolittle, $50,000 to Mr. White, and $75,000 to Ms. Kirkpatrick. Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are the amounts listed as non-equity incentive plan compensation in column (g).

[2]

Amounts shown in column (e) represent the grant date fair value of performance share awards granted in each year, disregarding estimated forfeitures, determined under share-based compensation accounting guidance. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. The portion of each performance share award based on relative total shareholder return (75 percent of each target award other than Mr. White’s gas storage project award) is considered to be subject to a market condition, so the amount shown for that portion of each award represents the grant date fair value of the award calculated using a binomial pricing model. For the remaining portion of each performance share award subject to strategic performance milestones (100 percent of Mr. White’s gas storage project award and 25 percent of each other target award), the amount shown is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the Common Stock on the date of grant plus the estimated dividends per share to be paid over the three-year performance period. As of the grant date of these awards, the target number of shares was estimated to be the number of shares to be issued under the strategic portions of the awards. If the maximum number of shares issuable under the strategic portion had been used as the estimated number of shares, the total amounts in column (e) for 2009 would have been $393,738 for Mr. Kantor, $166,581 for Mr. Anderson, $75,719 for Ms. Doolittle, $206,338 for Mr. White, and $90,863 for Ms. Kirkpatrick.

[3]

Amounts shown in column (f) represent the grant date fair value of options granted in each year, disregarding estimated forfeitures, estimated using the Black-Scholes option pricing model. The assumptions used in determining the grant date fair values of options under share-based compensation accounting guidance are disclosed in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

[4]

The amounts included in column (h) as the aggregate change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit pension plans during 2009 were: $985,956 for Mr. Kantor, $137,169 for Mr. Anderson, $255,799 for Ms. Doolittle, $153,739 for Mr. White and $45,478 for Ms. Kirkpatrick. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2009 were: $8,419 for Mr. Kantor, $277 for Mr. Anderson, $7,770 for Ms. Doolittle, $10,430 for Mr. White and $0 for Ms. Kirkpatrick. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates, with quarterly compounding, for the three months in the prior quarter.

[5]

The amounts included in column (i) as the employee portion of the Medicare Hospital Insurance Tax liability paid by NW Natural on the present value increase of participants’ benefits under the Executive Supplemental Retirement Income Plan in 2009 were: $9,525 for Mr. Kantor, $0 for Mr. Anderson, $2,639 for Ms. Doolittle, $0 for Mr. White and $0 for Ms. Kirkpatrick. The amounts included in column (i) as matching contributions under the 401(k) Plan during 2009 were: $8,820 for each of Mr. Kantor, Mr. Anderson, Ms. Doolittle, Mr. White and Ms. Kirkpatrick. The amounts paid as matching contributions under non-qualified deferred compensation plans during 2009 were: $15,099 for Mr. Kantor, $9,998 for Mr. Anderson, $3,406 for Ms. Doolittle, $2,378 for Mr. White and $0 for Ms. Kirkpatrick. Amounts in column (i) also include a $250 gift card plus $178.44 gross up expense for each of Mr. Anderson, Ms. Doolittle, Mr. White and Ms. Kirkpatrick. Amounts in column (i) also include $4,615 for Ms. Doolittle and $4,230 for Mr. White paid for accrued but unused vacation time.

Executive Officer Perquisites

We do not routinely provide perquisites to our executive officers. No Named Executive Officer received perquisites totaling $10,000 or more in 2009.

GRANTS OF PLAN-BASED AWARDS DURING 2009

The following table includes grants of annual incentive awards, stock options and long-term incentive awards granted to our Named Executive Officers during 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Award ($)[4]
		Thresh- old($)	Target($)	Maxi- mum($)	Thresh- old(#)	Target(#)	Maxi- mum(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Gregg S. Kantor	2/25/2009	—	—	—	—	—	—	25,000	$41.15	$136,508
		—	$234,150	$351,225	—	—	—	—	—	—
	2/25/2009	—	—	—	2,470	13,000	26,000	—	—	243,631
David H. Anderson	2/25/2009	—	—	—	—	—	—	8,000	41.15	43,682
		—	115,763	173,644	—	—	—	—	—	—
	2/25/2009	—	—	—	1,045	5,500	11,000	—	—	103,075
Lea Anne Doolittle	2/25/2009	—	—	—	—	—	—	3,000	41.15	16,381
		—	63,000	94,500	—	—	—	—	—	—
	2/25/2009	—	—	—	475	2,500	5,000	—	—	46,852
J. Keith White	2/25/2009	—	—	—	—	—	—	4,000	41.15	21,841
		—	57,750	86,625	—	—	—	—	—	—
	2/25/2009	—	—	—	570	3,000	6,000	—	—	56,222
	2/25/2009	—	—	—	20	2,000	2,500	—	—	92,380
Margaret D. Kirpatrick	2/25/2009	—	—	—	—	—	—	4,000	41.15	21,841
		—	68,775	103,163	—	—	—	—	—	—
	2/25/2009	—	—	—	570	3,000	6,000	—	—	56,222

Column (i) was deleted as it is not applicable.

[1]

Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the Executive Annual Incentive Plan is interpolated down to a zero payout. See “Executive Annual Incentive Plan Awards” following this table and “Compensation Discussion and Analysis—Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 75 percent of the annual incentive opportunity. The remaining 25 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2009 and paid in 2010 are reflected in column (g) of the Summary Compensation Table.

[2]

Share amounts represent potential performance share awards granted pursuant to the terms of the Long-Term Incentive Plan (LTIP), including a special award for 2,000 shares granted to Mr. White related to the completion and early performance of the Gill Ranch gas storage project. See “Long-Term Incentive Plan Awards” following this table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $5.04 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout for each component of the formula in the LTIP.

[3]

Stock options granted on February 25, 2009 pursuant to the Restated Stock Option Plan vest in four equal installments on February 25, 2010 and January 1, 2011, 2012 and 2013. Vesting will be accelerated upon death, disability or retirement as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years and seven days, subject to earlier termination in connection with a termination of the optionee’s employment.

[4]

Amounts shown in column (l) for option awards represent the grant date fair value of the options based on a value of $5.46 per share calculated using a Black-Scholes option pricing model. The portion of each performance share award under the LTIP based on relative total shareholder return (75 percent of each target award other than Mr. White’s gas storage project award) is considered to be subject to a market condition under share-based compensation accounting guidance, so the amounts shown for that portion represent the grant date fair value of the awards based on a value of $9.59 per share calculated using a binomial pricing model. Amounts shown for the remaining portion of each performance share award subject to strategic performance milestones (100 percent of Mr. White’s gas storage project award and 25 percent of each other target award) represent the grant date fair value of the awards based on a value of $46.19 per share which was the sum of the closing market price of the Common Stock on the grant date plus the estimated dividends per share to be paid over the three-year performance period. The values used for option and performance share awards are the same as those used under share-based compensation accounting guidance. The assumptions used in determining option values are described in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation and Award Table Discussion

Executive Annual Incentive Plan Awards

Payment of awards under the Executive Annual Incentive Plan is contingent upon meeting predetermined individual and corporate performance goals. Depending upon position, performance, and the other factors considered by the OECC, the Named Executive Officers may earn from 35 percent to 70 percent of base salary if the prescribed corporate and individual performance goals are met, or up to 52.5 percent to 105 percent of base salary if these goals are exceeded. At the beginning of each year, weighted performance goals are established and, at year-end, performance is measured against these goals. Actual results are considered by the OECC in determining the amounts to be awarded, if any. For further discussion regarding the Executive Annual Incentive Plan, including the components of corporate and individual performance, see “Compensation Discussion and Analysis—Compensation Programs—Executive Annual Incentive Plan,” above.

Long-Term Incentive Plan Awards

The OECC makes annual performance share awards under the Long-Term Incentive Plan payable in Common Stock based on our performance over three-year performance cycles. Target awards are determined by the Committee for each participant. Executives are limited to a maximum performance share award equal to 200 percent of the target award.

The OECC establishes corporate performance measures based on total shareholder return relative to our peer group, with a minimum required average return over the performance period of six percent per year for the cycle (75 percent of award) and performance milestones relative to our core and non-core strategic plans (25 percent of award). At the end of the cycle, the OECC determines whether the strategic performance milestones were achieved and assigns a factor ranging between 0 percent and 200 percent. As a general guideline, if we achieve the targets as stated, each component factor would be 100 percent. A participant generally must be employed by NW Natural at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement. Awards will be paid in Common Stock as soon as practicable after the end of the performance period. Participants will also receive dividend equivalent cash payments on the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by NW Natural during the performance period. For further discussion regarding the terms of the performance shares, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above.

Restricted Stock Grants. The Long-Term Incentive Plan also provides the OECC the ability to grant restricted stock awards. Typically, restricted stock awards are used in special, limited circumstances such as new hire grants and retention or special recognition awards. The OECC infrequently makes restricted stock grants since our long-term incentive program is heavily-weighted to performance shares under the Long-Term Incentive Plan, which provides stock incentives that are linked to performance. No restricted stock grants were made during 2009, and as of December 31, 2009, no restricted stock awards were outstanding.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table includes all of the outstanding equity awards held by our Named Executive Officers at December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)		(e)	(f)	(i)	(j)
Gregg S. Kantor	2,000	—		$26.30	03/05/2012	—	—
	6,000	—		31.34	03/04/2014	—	—
	2,250	750	[3]	34.29	02/29/2016	—	—
	3,500	3,500	[4]	44.48	02/28/2017	—	—
	2,000	6,000	[5]	43.29	03/06/2018	—	—
	—	25,000	[6]	41.15	03/04/2019	—	—
	—	—		—	—	19,500	$878,280
David H. Anderson	16,000	—		32.02	09/27/2014	—	—
	6,000	2,000	[7]	34.29	02/29/2016	—	—
	3,500	3,500	[4]	44.48	02/28/2017	—	—
	2,000	6,000	[5]	43.29	03/06/2018	—	—
	—	8,000	[8]	41.15	03/04/2019	—	—
	—	—		—	—	11,000	495,440
Lea Anne Doolittle	3,000	—		31.34	03/04/2014	—	—
	2,250	750	[3]	34.29	02/29/2016	—	—
	1,500	1,500	[9]	44.48	02/28/2017	—	—
	1,000	3,000	[10]	43.29	03/06/2018	—	—
	—	3,000	[11]	41.15	03/04/2019	—	—
	—	—		—	—	6,000	270,240
J. Keith White	2,000	—		31.34	03/04/2014	—	—
	1,875	625	[12]	34.29	02/29/2016	—	—
	1,000	1,000	[13]	44.48	02/28/2017	—	—
	1,000	3,000	[10]	43.29	03/06/2018	—	—
	—	4,000	[14]	41.15	03/04/2019	—	—
	—	—		—	—	8,000	360,320
Margaret D. Kirkpatrick	6,000	—		38.30	08/03/2015	—	—
	3,750	1,250	[15]	34.29	02/29/2016	—	—
	2,000	2,000	[16]	44.48	02/28/2017	—	—
	1,000	3,000	[10]	43.29	03/06/2018	—	—
	—	4,000	[14]	41.15	03/04/2019	—	—
	—	—		—	—	6,000	270,240

Column (d), column (g) and column (h) were deleted as they are not applicable.

[1]	Amounts are calculated based on the price of $45.04, the closing market price on the NYSE on December 31, 2009.
[2]

All share amounts are based on target level awards of performance shares eligible to be earned under the Long-Term Incentive Plan (LTIP) upon achievement of performance objectives, which is determined to be the most probable level of payout other than no award. The actual number of shares issuable will be determined by the OECC at the end of the three-year performance cycles ending December 31, 2010 and 2011. Amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives,” above.

[3]

Option vests over four years. Option on 750 shares became exercisable on each of February 22, 2007 and January 1, 2008 and 2009, and an additional 750 shares will become exercisable on January 1, 2010.

[4]

Option vests over four years. Option on 1,750 shares became exercisable on each February 21, 2008 and January 1, 2009, and an additional 1,750 shares will become exercisable on each of January 1, 2010 and 2011.

[5]	Option vests over four years. Option on 2,000 shares became exercisable on February 27, 2009, and an additional 2,000 will become exercisable on each of January 1, 2010, 2011 and 2012.
[6]	Option vests over four years. Option on 6,250 shares will become exercisable on each of February 25, 2010 and January 1, 2011, 2012 and 2013.
[7]	Option vests over four years. Option on 2,000 shares became exercisable on February 22, 2007 and January 1, 2008 and 2009, and an additional 2,000 shares will become exercisable on January 1, 2010.
[8]	Option vests over four years. Option on 2,000 shares will become exercisable on each of February 25, 2010 and January 1, 2011, 2012 and 2013.
[9]

Option vests over four years. Option on 750 shares became exercisable on each of February 21, 2008 and January 1, 2009, and an additional 750 shares will become exercisable on each of January 1, 2010 and 2011.

[10]	Option vests over four years. Option on 1,000 shares became exercisable on February 27, 2009, and an additional 1,000 shares will become exercisable on each of January 1, 2010, 2011 and 2012.
[11]	Option vests over four years. Option on 750 shares will become exercisable on February 25, 2010, and January 1, 2011, 2012 and 2013.
[12]

Options vest over four years. Option on 625 shares became exercisable on each of February 22, 2007 and January 1, 2008 and 2009, and an additional 625 shares will become exercisable on January 1, 2010.

[13]

Options vest over four years. Option on 500 shares became exercisable on each of February 21, 2008 and January 1, 2009, and an additional 500 shares will become exercisable on each of January 1, 2010 and 2011.

[14]	Options vest over four years. Option on 1,000 shares will become exercisable on each of February 25, 2010 and January 1, 2011, 2012 and 2013.
[15]

Option vests over four years. Option on 1,250 shares became exercisable on each of February 22, 2007 and January 1, 2008 and 2009, and an additional 1,250 shares will become exercisable on January 1, 2010.

[16]

Option vests over four years. Option on 1,000 shares became exercisable on each of February 21, 2008 and January 1, 2009, and an additional 1,000 shares will become exercisable on each of January 1, 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED DURING 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Gregg S. Kantor	—	—	2,025	100,440
David H. Anderson	—	—	3,025	142,100
Lea Anne Doolittle	—	—	900	44,640
J. Keith White	—	—	900	44,640
Margaret D. Kirkpatrick	—	—	1,350	66,960

[1]

Amounts represent performance share awards earned by the Named Executive Officers for the three-year award cycle 2007-2009 under the Long-Term Incentive Plan (LTIP), but unpaid as of the fiscal year-end and are based on a price of $45.04, the closing market price on the NYSE on December 31, 2009, plus dividend equivalents. The award paid at 45 percent of the target level incentive based upon total shareholder return performance and strategic results. See “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above. The number of shares actually paid was determined by the OECC on February 24, 2010. Value realized includes cash for dividend equivalents of $4.56 per share based on dividends per share paid by us during the performance period as follows: Kantor, $9,234; Anderson, $9,234; Doolittle, $4,104; White, $4,104; and Kirkpatrick, $6,156. Receipt of the following amounts under performance share awards was deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Kantor, 507 shares valued at $22,835 and $2,312 of dividend equivalents; Mr. Anderson, 0 shares; Ms. Doolittle, 135 shares valued at $6,080 and $0 of dividend equivalents; Mr. White, 900 shares valued at $40,536 and $0 of dividend equivalents; and Ms. Kirkpatrick, 0 shares. See “Non-Qualified Deferred Compensation in 2009” for a discussion of the terms of this plan. For Mr. Anderson, the amount also includes 1,000 restricted stock shares that vested on October 1, 2009. The closing market price of NW Natural Common Stock on the NYSE on September 30, 2009, the last business day preceding the vesting date of October 1, 2009, was $41.66.

PENSION BENEFITS AS OF DECEMBER 31, 2009

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
Gregg S. Kantor	52	Retirement Plan for Non- Bargaining Unit Employees	13.25	410,951
		Executive Supplemental Retirement Income Plan	11.92	1,666,268
		Deferred Compensation Plan Supplemental Annuity	13.25	0

David H. Anderson	48	Retirement Plan for Non- Bargaining Unit Employees	5.25	101,760
		Supplemental Executive Retirement Plan - Tier 1	5.25	103,652
		Deferred Compensation Plan Supplemental Annuity	5.25	0

Lea Anne Doolittle	54	Retirement Plan for Non- Bargaining Unit Employees	9.17	269,562
		Executive Supplemental Retirement Income Plan	9.17	506,393
		Deferred Compensation Plan Supplemental Annuity	9.17	1,022

J. Keith White[2]	56	Retirement Plan for Non- Bargaining Unit Employees	13.50	501,916
		Supplemental Executive Retirement Plan - Tier 2	13.50	65,142
		Deferred Compensation Plan Supplemental Annuity	13.50	49,118

Margaret D. Kirkpatrick	55	Retirement Plan for Non- Bargaining Unit Employees	4.50	136,521
		Supplemental Executive Retirement Plan - Tier 1	4.50	0
		Deferred Compensation Plan Supplemental Annuity	4.50	0

[1]

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2009 of the pension benefits of the Named Executive Officers under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans. Mr. Kantor’s years of service under the Executive Supplemental Retirement Income Plan are based on his years of service since becoming eligible to participate under the plan. The actuarial present value was calculated assuming all participants are fully vested, and using the RP-2000 Combined Healthy (projected to 2010) mortality table and a discount rate of 6.27 percent, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2009.

[2]

Mr. White is eligible for early retirement benefits under the pension plans in which he is a participant. If he had retired on December 31, 2009 and immediately commenced receiving an early retirement benefit under those plans, the Present Value of Accumulated Benefits for him as reflected in the above table would have been higher by the following amounts: Retirement Plan for Non-Bargaining Unit Employees—$99,508, Supplemental Executive Retirement Plan Tier 2—$12,911, and Deferred Compensation Plan Supplemental Annuity—$9,734.

Retirement Plan for Non-Bargaining Unit Employees

The Retirement Plan for Non-Bargaining Unit Employees (NBU Plan) is our qualified pension plan covering all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the NBU Plan was closed to new participants). Eligible employees commenced participation in the NBU Plan after one year of service and become 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last ten years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives, amounts deferred under our non-qualified deferred compensation plans and, commencing in 2010 as provided in an NBU Plan amendment approved in 2009, annual incentive payments in excess of target. In addition, as of December 31, 2009, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the NBU Plan to $245,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date (including Messrs. Kantor and White), a supplemental annuity is provided under the NBU Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000, which is 0.295 percent for Mr. Kantor and 0.447 percent for Mr. White) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62. Pursuant to an NBU Plan amendment approved in 2009, for retirements on or after January 1, 2010, annuity benefits will be reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62, with such benefit reduction increased to 1/2 percent per month (six percent per year) for each month that the benefit commencement date precedes age 60. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2009, Mr. White was the only Named Executive Officer eligible for early retirement benefits under the NBU Plan.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the NBU Plan excludes amounts deferred under our non-qualified deferred compensation plans, consisting of our Executive Deferred Compensation Plan (EDCP) and Deferred Compensation Plan for Directors and Executives (DCP), which are described below under “Non-qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under these plans during a participant’s last 10 years of employment may result in a reduction in benefits payable under the NBU Plan unless the participant’s total annual compensation in each of those years is over the limit ($245,000 in 2009) imposed by the Internal Revenue Code. In recognition of this possible loss of NBU Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the NBU Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the NBU Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the NBU Plan if the participant had not deferred compensation under the EDCP and/or the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including Mr. Kantor and Ms. Doolittle. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) NBU Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any three consecutive compensation years in the last 10 years of employment. Long-term compensation is excluded from the definition of final average compensation. To help control the cost of future benefits under the ESRIP, the Board authorized ESRIP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target will also be excluded from the calculation of final average compensation. As provided in the same ESRIP amendments, final average compensation will be calculated using a four-year average commencing on December 31, 2012 for Ms. Doolittle and commencing on December 31, 2013 for Mr. Kantor, increasing to a five-year average for each of them one year later.

The target annual retirement benefit is equal to (a) 4.33 percent of final average compensation for each of the participant’s first 15 years of service, plus (b) for persons who were ESRIP participants as of September 1, 1998 (including Mr. Kantor), 0.5 percent of final average compensation for up to 10 additional years of service in excess of 15 years. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service and a maximum 70 percent of final average compensation for those eligible after 25 years of service. A normal retirement benefit equal to the target benefit reduced by NBU Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service.

A participant who is age 55 or older with at least 10 years of service is eligible for early retirement benefits. The ESRIP normal retirement benefit is reduced by 1/2 percent per month (six percent per year) for each month that the benefit commencement date precedes age 62.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become executive officers after September 1, 2004, including Mr. Anderson, Ms. Kirkpatrick and Mr. White. The SERP is divided into two tiers, with persons who became executive officers between September 1, 2004 and December 1, 2006 (Mr. Anderson and Ms. Kirkpatrick) being participants in SERP Tier 1, and persons who become executive officers after December 1, 2006 (Mr. White) being participants in SERP Tier 2. Participants must complete five years of service before becoming 100 percent vested in SERP benefits, so Ms. Kirkpatrick is not currently vested.

SERP Tier 1

Under SERP Tier 1, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s NBU Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP Tier 1 benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. To help control the cost of future benefits under the SERP, the Board authorized SERP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target will be excluded from the calculation of final average pay.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of NBU Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP Tier 1 normal retirement benefit reduced by 5/12 percent per month (five percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

SERP Tier 2

As discussed above, final average earnings for purposes of calculating benefits under the NBU Plan excludes amounts of compensation over a limit ($245,000 in 2009) imposed by the Internal Revenue Code. SERP Tier 2 provides a make-up benefit calculated using the NBU Plan formula (see Retirement Plan for Non-Bargaining Unit Employees, above) without applying this limit. Accordingly, benefits under SERP Tier 2 are equal to (a) the benefits that would be calculated under the NBU Plan if compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under our non-qualified deferred compensation plans, minus (b) the sum of the actual NBU Plan benefits and the DCP supplemental annuity benefits. SERP Tier 2 benefits are generally payable in the same form and for the same period of time as the annuity payable under the NBU Plan, subject to certain requirements for the timing of commencement of benefits.

NON-QUALIFIED DEFERRED COMPENSATION IN 2009

Name	Plan Name	Executive Contributions in 2009[1]	NW Natural Contributions in 2009[1]	Aggregate Earnings in 2009[1]	Aggregate Withdrawals/ Distributions in 2009	Aggregate Balance at 12/31/2009[1]
Gregg S. Kantor	EDCP	$—	$—	$5,680	—	$69,270
	DCP	98,876	15,099	25,746	—	385,465
David H. Anderson	EDCP	—	—	286	—	4,240
	DCP	52,271	9,998	16,649	—	302,205
Lea Anne Doolittle	EDCP	—	—	8,697	—	112,393
	DCP	52,384	3,406	17,269	—	252,253
J. Keith White	EDCP	—	—	5,193	—	63,330
	DCP	160,443	2,378	44,300	—	560,070
Margaret D. Kirkpatrick	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—

[1]

All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above in columns (c) and/or (i) for 2009 and columns (d), (e) and/or (g) for 2008. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each Named Executive Officer is set forth in footnote 4 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Kantor, $373,747; Mr. Anderson, $279,940; Ms. Doolittle, $281,167; Mr. White $173,251; and Ms. Kirkpatrick, $0. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a Named Executive Officer.

Non-Qualified Deferred Compensation Plans

We currently maintain two non-qualified deferred compensation plans for executive officers: the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP). Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2009 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share awards under our Long-Term Incentive Plan. We make matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) Plan or 3.6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) Plan if the participant had fully participated in that plan.

All amounts deferred under the EDCP or the DCP have been or will be credited to either a “stock account” or a “cash account.” Under the DCP, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in our Common Stock are made to stock accounts, except that participants were permitted to elect to defer performance share award payouts made prior to 2009 into cash accounts. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends.

Accordingly, the rate of earnings on stock accounts over the previous five years ending December 31, 2009 was approximately 9.77 percent representing the total shareholder return of our Common Stock annualized, assuming dividend reinvestment, and in 2009 was approximately 5.68 percent, representing the total shareholder return of our Common Stock annualized, assuming dividend reinvestment. Cash accounts under the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a six percent minimum rate. The average interest rate paid on EDCP cash accounts in 2009 was 8.65 percent. Cash accounts under the DCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield without the additional two percentage points or the six percent minimum. The average interest rate paid on DCP cash accounts in 2009 was 6.65 percent.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, 10 or 15 years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance. No withdrawals or distributions were made by the Named Executive Officers during 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers upon a “change in control” of NW Natural, although certain of the benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding Common Stock,
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors, and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities (that does not represent a promotion), a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if (i) a change in control had occurred on December 31, 2009, and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Performance Share Acceleration[3]	Additional Lump Sum SERP Benefit[4]	Total Lump Sum Payments[5]	Additional Annual ESRIP and SERP Tier 2 Benefit[6]
Gregg S. Kantor	$1,559,167	$32,436	$102,724	$—	$1,694,327	$139,323
David H. Anderson	1,038,000	37,940	65,543	232,361	1,373,844	—
Lea Anne Doolittle	660,000	37,234	37,823	—	735,057	46,238
J. Keith White	526,874	—	35,751	—	562,625	8,498
Margaret D. Kirkpatrick	722,667	37,387	35,751	420,644	1,216,449	—

[1]

Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement providing for, among other things, cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance benefit for each Named Executive Officer is equal to two times (2.5 times for Mr. Kantor) the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination. The agreements provide for the following reductions in the cash severance benefit based on age at the time of termination: 10% reduction at age 62, 40% reduction at age 63, 70% reduction at age 64, and 100% reduction at age 65.

Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Mr. White have been reduced in accordance with this provision.
[2]

Insurance Continuation. If cash severance benefits are triggered, the severance agreements also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each officer as of December 31, 2009.

[3]

Performance Share Acceleration. As described above under the “Grants of Plan-Based Awards During 2009” table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the Named Executive Officers in February 2009 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2009 to 2011. Similar awards were granted in February 2008 to the Named Executive Officers under which Common Stock (and dividends) will be issued based on our performance over the years 2008 to 2010. The award agreements for all awards other than the special Gill Ranch storage project award granted to Mr. White require us to issue a calculated number of shares within five days after a change in control and provide that (i) the number of shares to be issued will be pro-rated based on the portion of the award period completed prior to the change in control, (ii) for the portion of the award payable based on total shareholder return relative to a peer group of companies, actual stock performance through the date of the change in control will be applied to determine a gross payout amount before applying the above pro-ration, and (iii) for the portion of the award payable based on achievement of strategic milestones, the payout will be based on 100% of the pro-rated target. These payments are required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the number of shares that would have been issued under the awards based on stock performance through December 31, 2009, multiplied by a stock price of $45.04 per share, which was the closing price of our Common Stock on the last trading day of 2009, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2009.

[4]

Additional Lump Sum SERP Tier 1 Benefit. As discussed above in the text accompanying the “Pension Benefits” table, two of our Named Executive Officers are participants in the SERP Tier 1, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP Tier 1 participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 1 participant will become fully vested and receive three additional years of service for purposes of calculating their SERP Tier 1 benefit. The amount in the table for Mr. Anderson represents the excess of the SERP benefit he would receive on termination following a change in control over the SERP benefit he would have received if his employment had terminated absent a change in control on December 31, 2009. As Ms. Kirkpatrick currently does not have a vested right to any SERP benefit, the amount in the table for her represents the full SERP benefit she would receive on termination following a change in control.

[5]	Total Lump Sum Payments. Amounts in this column equal the sum of the amounts in the four columns to its left.

[6]

Additional Annual ESRIP and SERP Tier 2 Benefits. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Kantor and Ms. Doolittle are participants in the ESRIP, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any ESRIP participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the ESRIP participant will become fully vested and receive three additional years of service for purposes of calculating his or her ESRIP benefit. In addition, (i) the benefit reductions for commencement of ESRIP benefits prior to age 65 are reduced, from six percent for each year benefits commence prior to age 65 (applicable to participants like Mr. Kantor and Ms. Doolittle who are not yet eligible for early retirement) to three percent for each year benefits commence prior to age 62; and (ii) benefits will commence at age 55 (as compared to age 57 for Mr. Kantor and age 60 for Ms. Doolittle as elected by them for terminations not involving a change in control). The amounts in the table above represent the excess of the annual ESRIP benefit each of Mr. Kantor and Ms. Doolittle would receive commencing at age 55 and giving effect to the above benefit enhancements, over the annual ESRIP benefit they would each receive commencing at the later ages set forth above assuming a voluntary termination of employment on December 31, 2009. The additional actuarial present value of these enhanced ESRIP benefits, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above, is $1,758,488 and $763,434, for Mr. Kantor and Ms. Doolittle, respectively.

As discussed above in the text accompanying the “Pension Benefits” table, Mr. White is a participant in the SERP Tier 2, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any SERP Tier 2 participant is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 2 participant will receive three additional years of service for purposes of calculating his or her SERP Tier 2 benefit. The amount for Mr. White in the table above represents the excess of the annual SERP Tier 2 benefit he would receive on termination following a change in control over the annual SERP Tier 2 benefit he would have received if his employment had terminated absent a change in control on December 31, 2009. The additional actuarial present value of this enhanced SERP Tier 2 benefit, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above, is $104,704.

Other Benefits Triggered on Certain Employment Terminations

When Mr. Kantor was promoted to President and Chief Executive Officer effective January 1, 2009, we entered into a severance agreement with him that provides the following severance benefits if we terminate his employment without cause:

•

100 percent of his base salary for a termination without cause during 2009, decreasing to 80 percent of base salary for a termination in 2010, 60 percent in 2011, 40 percent in 2012, 20 percent in 2013, and 0 percent thereafter.

•

For any termination without cause occurring before his 55th birthday on April 30, 2012, Mr. Kantor will be treated as eligible for early retirement benefits under the ESRIP, for which he will not otherwise be eligible unless he remains employed through his 55th birthday. The estimated value of this ESRIP modification, based on an assumed termination of Mr. Kantor’s employment on December 31, 2009, is an increase in ESRIP benefits of $47,154 per year commencing at age 57, which has an actuarial present value as of December 31, 2009, calculated using the same mortality and discount rate assumptions as used for purposes of the “Pension Benefits” table above, of $452,579.

As described above under “Grants of Plan-Based Awards During 2009” table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the Named Executive Officers in February 2009 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2009 to 2011. Similar awards were granted in February 2008 under which Common Stock (and dividends) will be issued based on our performance over the years 2008 to 2010. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but the award agreements for all awards other than the special Gill Ranch storage project award granted to Mr. White provide that if employment terminates earlier as a result of death, disability or retirement after reaching age 60 the officer will be entitled to a pro-rated award payout. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2009 as a result of death, disability or retirement, his or her target award for the 2009-2011 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the 2008-2010 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $45.04 per share and continuation of quarterly dividends for the remainder of the performance period on our Common Stock at the current rate, for each Named Executive Officer would be: Mr. Kantor, $432,478; Mr. Anderson, $274,350; Ms. Doolittle, $157,933; Mr. White, $149,645 and Ms. Kirkpatrick, $149,645.

As of December 31, 2009, each Named Executive Officer held options to purchase Common Stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to one year, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on December 31, 2009, the sum of (i) for outstanding unexercisable options, the aggregate value as of December 31, 2009 of those options, assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from three months to one year with the option values as of December 31, 2009 for three-month and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718, for each of the Named Executive Officers was Mr. Kantor, $301,296; Mr. Anderson, $109,438; Ms. Doolittle, $45,266; Mr. White, $46,796 and Ms. Kirkpatrick, $67,299. If an officer terminates employment when eligible for normal or early retirement under our NBU Plan, the stock option agreements provide that all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to three years, but not beyond each option’s original 10-year-term. As of December 31, 2009, Mr. White was the only Named Executive Officer eligible for normal or early retirement under the NBU Plan. If he had retired on December 31, 2009, the aggregate value of option enhancements calculated as described above but using a three-year remaining term instead of a one-year remaining term was $65,642.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2009

Name	Fees Earned or Paid in Cash ($)[1]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[2]	Total ($)
(a)	(b)	(d)	(e)
Timothy P. Boyle	$95,000	$204	$95,204
Martha L. Byorum	110,500	2,236	112,736
John D. Carter	123,500	268	123,768
Mark S. Dodson	101,000	46,379	147,379
C. Scott Gibson	120,000	7,734	127,734
Tod R. Hamachek	119,500	45,843	165,343
Jane L. Peverett	111,500	184	111,684
George J. Puentes	99,500	207	99,707
Kenneth Thrasher	116,500	—	116,500
Russell F. Tromley	181,000	26,821	207,821

Column (c) was deleted as it is not applicable.

[1]

Except for amounts paid to Messrs. Thrasher and Tromley and a portion of amounts paid to Ms. Peverett, all cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives.

[2]

Amounts in column (d) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the Deferred Compensation Plan for Directors and Executives during 2009. For Mr. Dodson, the amount also includes above-market interest credited to his cash account balance under the Executive Deferred Compensation Plan.

Non-employee Director Compensation Philosophy

The OECC’s compensation philosophy for non-employee members of the Board of Directors is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The OECC targets the compensation of Board members to be aligned with the middle of the market (50th percentile) for about 24 peer companies. The OECC reviews Board compensation every two years and recommends adjustments to compensation only as necessary. Towers Watson, the same consulting firm that assists the OECC with executive compensation, provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the current pay components consist of a cash retainer, cash meeting fees, and extra cash retainers for serving as chair of the Board or of Committees of the Board.

The Board has adopted stock ownership guidelines that require directors to own NW Natural shares valued at the lesser of $300,000 or five times their annual retainer within five years of joining the Board, including amounts deferred pursuant to the plans described below. The OECC last reviewed the progress of the directors in achieving these stock ownership objectives in February 2010 and concluded that all of the directors have achieved stock ownership goals or, for newer directors, have made satisfactory progress in achieving these goals given the time they have served on the Board.

Director Fees and Arrangements

Fees Paid in 2009

The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer	$80,000
Extra Annual Cash Retainer for Committee Chairs (other than Audit or Organization and Executive Compensation Committee Chairs)	$5,000
Extra Annual Cash Retainer for Audit Committee Chair	$15,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair	$10,000
Extra Annual Cash Retainer for Chairman of the Board	$60,000
Board Meeting Fees	$1,500
Committee Meeting Fees	$1,500
Per diem (conduct of company business, other than on Board or Committee meeting day)	$1,500

Directors do not receive options or any other form of equity compensation, but are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation fees (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points and the crediting rate is subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In September 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals will be made to the plan subsequent to December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 will remain in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-Qualified Deferred Compensation Plans,” above. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10 or 15 years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Directors Retirement Benefit

On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, we credited a number of shares of our Common Stock to a stock account under the DDCP for each then current director. If such a director retired from the Board at age 70 or older with 10 or more years of service as a director or if the director earlier died or became disabled or if there was an earlier change in control of NW Natural, we were obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, we contributed to the Umbrella Trust for Directors a number of shares of our Common Stock equal to the number of shares credited to directors’ accounts. Such stock is held in the Umbrella Trust and will be used to fund our obligation to pay out the stock accounts. In February 2008, the Board of Directors amended the DDCP such that each of the directors with this benefit became fully vested in the shares. At that time, the number of shares credited to retirement benefit accounts of then-current directors were as follows: Mr. Hamachek, 919 shares; and Mr. Tromley, 1,415 shares.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors of other than nominal value and no director received perquisites at or exceeding a total value of $10,000 in 2009.

2009 AND 2008 AUDIT FIRM FEES

The following table shows the fees and expenses that NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2009 and 2008:

	2009	2008
Audit Fees	$828,707	$805,032
Audit-Related Fees	60,059	62,600
Tax Fees	231,390	21,700
All Other Fees	13,000	—

Total	$1,133,156	$889,332

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for statutory filings, issuance of consents and comfort letters relating to the registration of company securities and assistance with the review of documents filed with the SEC. The amount in 2009 also includes $2,500 for agreed upon procedures related to correspondence with the Environmental Protection Agency.

Audit-Related Fees

This category includes fees and expenses for required audits of NW Natural’s Retirement Plans and its 401(k) Plan. Fees and expenses for the audit of NW Natural’s Retirement Plans, which are paid by the Trustee from assets of NW Natural’s Retirement Trust, totaled $28,524 in 2009 and $26,900 in 2008.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice. The amount in 2009 includes $219,303 for the filing of Form 3115 related to a change in accounting method for repairs and maintenance expenditures.

All Other Fees

This category relates to services other than those described above. Included in the amount for 2009 is $10,000 for a pre-implementation review of the Company’s SAP Enterprise Asset Management (EAM) and Human Capital Management (HCM) system implementation.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee approved 100 percent of 2009 and 2008 services for audit, audit-related, tax services and all other fees, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) is responsible for providing independent, objective oversight of NW Natural’s accounting and auditing functions, financial reporting and internal control over financial reporting. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent registered public accounting firm reports to the Committee. The Committee acts under a written charter, amended as of July 26, 2007, to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Natural’s website at www.nwnatural.com. In February 2010, the Board affirmed the Committee’s charter without amendment. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. The Board of Directors has designated John D. Carter, chair of the Committee, as an “audit committee financial expert.”

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2009, the Committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller, and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, prior to filing them with the SEC. In addition, the chair of the Committee and available Committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2009, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure. The Committee provided regular oversight of NW Natural’s assessment of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2009 with NW Natural’s management and the independent registered public accounting firm. As part of its review, the Committee discussed NW Natural’s critical accounting policies and matters of management’s judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2009 Annual Report on Form 10-K. In addition, the Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the Public Company Accounting Oversight Board (PCAOB) AU 380, Communications with Audit Committees.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year ended December 31, 2009 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Natural impacted a finding of independence. In addition, for year ended December 31, 2009, the Committee reviewed the relationship with its independent registered public accounting firm, PricewaterhouseCoopers LLP. Based upon the Committee’s assessment and satisfaction with the services provided, the Committee determined it was in NW Natural’s best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2009, the Committee pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 25, 2010, the Committee pre-approved specific services to be performed by the independent auditor in 2010, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2010. The Committee determined that:

•

For proposed non-audit services, management will submit to the Committee a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide;

•	The Committee will review and consider for approval any additional services and the budget for such services;

•	Management will routinely inform the Committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and

•

The Director of Internal Audit will be responsible for reporting at least annually to the Committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The Committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Natural’s internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with the independent registered public accounting firm any significant matters regarding NW Natural’s internal control over financial reporting that had come to their attention during the conduct of their audit. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Respectfully submitted to the Board of Directors on February 25, 2010 by the Audit Committee:

John D. Carter, Chair	Jane L. Peverett
Martha L. “Stormy” Byorum	Kenneth Thrasher
Tod R. Hamachek	Russell F. Tromley

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At a meeting held February 25, 2010, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the books, records and accounts of NW Natural for fiscal year 2010. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2009 and 2008 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2010 will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether the proposal is ratified. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 3412. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact NW Natural if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Delivery of Proxy Materials to Households

Only one copy of our annual report and proxy statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this proxy statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 3412. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Shareholder Services at (800) 422-4012, ext. 3412, or by writing Shareholder Services, 220 NW Second Avenue, Portland, OR 97209.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Natural Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this proxy statement or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

Electronic Delivery of Annual Meeting Materials

If you would like to reduce the costs incurred by NW Natural in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above under “Voting By Proxy and How to Revoke Your Proxy” to vote using the internet and, when prompted, indicate that you agree to receive proxy materials electronically.

2011 ANNUAL MEETING OF SHAREHOLDERS

The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2011 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 20, 2010.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Natural. For any shareholder proposal to be considered at the 2011 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Corporate Secretary no later than February 26, 2011. The SEC’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above) and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available on its website www.nwnatural.com among other things:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees;
•	Code of Ethics;
•	Standards of Conduct; and
•	Financial Code of Ethics.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, 220 NW Second Avenue, Portland, Oregon 97209, telephone (800) 422-4012, ext. 3412.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained Laurel Hill Advisory Group to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $7,000 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by the internet or telephone, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

/s/ MardiLyn Saathoff
Portland, Oregon	MardiLyn Saathoff
April 19, 2010	Chief Governance Officer, Deputy General Counsel and Corporate Secretary

~How to Vote~
Please Choose One of the Following
Voting Methods

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038	VOTE BY INTERNET - www.proxyvote.com
To vote now by Internet, go to www.proxyvote.com. Have your proxy card available and follow the instructions provided at the website. Internet voting is available until 11:59 p.m. Eastern Daylight Time on May 26, 2010.

VOTE BY TELEPHONE - 1-800-690-6903
Call the toll-free number, 1-800-690-6903. Have your proxy card available and follow the instructions provided on the call. Telephone voting is available until 11:59 p.m. Eastern Daylight Time on May 26, 2010.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON: ADMISSION TICKET
To attend and vote at the Northwest Natural Gas Company 2010 Annual Meeting of Shareholders, you must bring your Admission Ticket provided on the reverse side of this proxy card and your government-issued photograph identification. If you bring a guest, your guest must also bring a government-issued photograph identification. Information about attending the meeting is provided on the reverse side of this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M23591-P89617 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST NATURAL GAS COMPANY			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS Proposal 1.			All	All	Except

			☐	☐	☐
The election of four Class II directors for terms of three years.
Class II Nominees:
	01)	Tod R. Hamachek
	02)	Jane L. Peverett
	03)	Kenneth Thrasher
	04)	Russell F. Tromley
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2:
Proposal 2.								For	Against	Abstain
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2010.							☐	☐	☐
Such other business as may properly come before the meeting or any adjournment thereof.
This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposals 1 and 2.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

NORTHWEST NATURAL GAS COMPANY 2010 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

THURSDAY, MAY 27, 2010, 2:00 P.M. PACIFIC DAYLIGHT TIME

OREGON CONVENTION CENTER • MEETING ROOMS F 150 AND F 151

777 NE MARTIN LUTHER KING JR. BLVD., PORTLAND, OR 97232

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting, please detach and bring this ticket and a form of government-issued photograph identification for admission. You may bring one guest to the meeting who must also bring a government-issued photograph identification.

ATTENDEES: Large bags and packages, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of the 2010 proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

M23592-P89617

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David H. Anderson, Stephen P. Feltz, and MardiLyn Saathoff, and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 27, 2010, and at all adjournments thereof, (i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s Common Stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Direct Stock Purchase plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the 2010 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3412 at least 72 hours before the meeting.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)